Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Assure holdings corp.,

ASSURE ACQUISITION CORP.

AND

DANAM HEALTH, INC.

DATED AS OF FEBRUARY 12, 2024

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 12, 2024, is made by and among Assure Holdings Corp., a Nevada corporation (“Acquirer”), Assure Acquisition Corp., a Delaware corporation and wholly owned direct Subsidiary of Acquirer (“Merger Sub”), and Danam Health, Inc., a Delaware corporation (the “Company”). Each of Acquirer, Merger Sub and the Company may be referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Company is a healthcare technology and pharmaceutical logistics company that provides patient-centric mobile applications that empower consumers to take control of their prescription fulfillment and overall health while increasing market access and preserving price transparency for pharmaceutical products (the “Company Business”)

WHEREAS, upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving company and continue its existence under the General Corporation Law of the State of Delaware (as amended, the “DGCL”) as a wholly owned subsidiary of Acquirer;

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that the Merger will be treated as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code or as an exchange to which Section 351 of the Code applies;

WHEREAS, the board of directors of Acquirer (the “Acquirer Board”) has unanimously: (a) determined that this Agreement, the Ancillary Documents and the Transactions are fair to and in the best interests of the Acquirer Stockholders; (b) approved and declared advisable this Agreement, the Ancillary Documents and the Transactions; (c) directed that this Agreement be submitted to the Acquirer Stockholders for adoption; and (d) resolved to recommend to the Acquirer Stockholders adoption of this Agreement and the Ancillary Documents and approval of the Transactions, in each case, in accordance with Nevada Law (the “Acquirer Board Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that this Agreement, the Ancillary Documents and the Transactions are fair to and in the best interests of the Company Stockholders; (b) approved and declared advisable this Agreement, the Ancillary Documents and the Transactions; (c) directed that this Agreement be submitted to the Company Stockholders for adoption; and (d) resolved to recommend to the Company Stockholders adoption of this Agreement and the Ancillary Documents and approval of the Transactions, in each case, in accordance with Delaware Law;

WHEREAS, within seven (7) days of the execution and delivery of this Agreement, and as a condition and material inducement to Acquirer’s and Merger Sub’s willingness to enter into this Agreement, the Company is delivering to Acquirer and Merger Sub the Support Agreement, duly executed by the Approving Company Stockholders; and

WHEREAS, within seven (7) days of the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, Acquirer is delivering to the Company the Support Agreement, duly executed by the Acquirer Supporting Stockholders.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Acquirer Capital Stock” means, collectively, the Acquirer Common Stock.

“Acquirer Common Stock” means the common stock, par value $0.001 per share, of Acquirer.

“Acquirer Common Stockholder” means a holder of Acquirer Common Stock.

“Acquirer Convertible Notes” means outstanding convertible notes of the Acquirer convertible into Acquirer Common Stock.

“Acquirer Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Acquirer on the date of this Agreement.

“Acquirer Employee Benefit Plan” means each compensatory arrangement (including, without limitation, each (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA); and (b) stock option plan, stock purchase plan, or any other equity or equity-based compensation; bonus or incentive plan; severance pay plan, program, or arrangement; deferred compensation arrangement or agreement; employment agreement; compensation plan, program, agreement, or arrangement; change in control plan, program, or arrangement; supplemental income arrangement; retention; retirement; welfare; vacation; fringe benefit; or other compensation or employee benefit plan, program, policy, agreement, or arrangement not described in (a)) that any Acquirer Group Member maintains, sponsors or contributes to, or has (or could reasonably be expected to have) any obligation to contribute to, or under or with respect to which any Acquirer Group Member has (or could reasonably be expected to have) any Liability, contingent or otherwise (including as an ERISA Affiliate).

“Acquirer Equity Plans” means Acquirer’s equity and stock option plans, as adopted or amended through to the date hereof, including but not limited to, the Acquirer’s Amended 2020 Stock Option Plan, the Acquirer’s 2020 Equity Incentive Plan, the Acquirer’s 2021 Stock Incentive Plan and the Acquirer’s 2021 Employee Stock Purchase Plan, each as amended from time to time.

“Acquirer Fully Diluted Share Number” means, as of immediately prior to the Effective Time, and after giving effect to the Reverse Split, the sum of (a) the number of issued and outstanding shares of Acquirer Capital Stock (including all Acquirer Restricted Stock Awards, if any) as of immediately prior to the Effective Time, plus (b) the number of shares of Acquirer Common Stock underlying all Acquirer Stock Options, if any, outstanding as of immediately prior to the Effective Time, plus (c) the number of shares of Acquirer Common Stock underlying all Acquirer Restricted Stock Units, if any, outstanding as of immediately prior to the Effective Time, plus (d) the number of shares of Acquirer Common Stock underlying all Acquirer Warrants outstanding immediately prior to the Effective Time, plus (e) the number of shares of Acquiror Common Stock to be issued upon giving effect to Exchange Agreements immediately following the Effective Time.

“Acquirer Fundamental Representations” means the representations and warranties set forth in the first sentence of Section 5.1(a) and the second sentence of Section 5.1(c) (Organization and Qualification), Section 5.2 (Capitalization), Section 5.3 (Authority), Section 5.4(a) (SEC Reports), Section 4.5(b)(i) (Consents and Requisite Government Approvals; No Violations), Section 4.19 (Brokers), and Section 5.26 (Sale Transaction and Wind Down).

“Acquirer Group” means Acquirer and its Subsidiaries.

“Acquirer Group Member” means Acquirer or one of its Subsidiaries, as applicable.

“Acquirer Impairment Effect” any Effect that, individually or in the aggregate, would reasonably be expected to prevent or materially impair the ability of the Acquirer Parties to consummate the Transactions.

“Acquirer Intellectual Property” means the Acquirer Owned Intellectual Property and Acquirer Licensed Intellectual Property.

“Acquirer IT Systems” means all information technology assets, Software, computer and information technology systems and infrastructure, servers, networks, devices, mobile devices, databases, websites, computer hardware and equipment, interfaces, platforms, telecommunications systems and related infrastructure and facilities, and peripherals that are owned, licensed, leased, used, or held for use, by any Acquirer Group Member.

“Acquirer Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Acquirer Group Member.

“Acquirer Legacy Business” means the provision of neuromonitoring services and remote neuromonitoring services and any services of the Acquirer Group related or ancillary thereto.

“Acquirer Licensed Intellectual Property” means Intellectual Property Rights that are licensed, permitted for use or otherwise provided by a third party to any Acquirer Group Member, including, for clarity, all Intellectual Property Rights subject to any Acquirer Inbound Licenses.

“Acquirer Material Adverse Effect” means, any Effect that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or condition (whether financial or otherwise) of the Acquirer Group, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be taken into account in determining whether an Acquirer Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change in applicable Laws (including Pandemic Measures) or GAAP or any official interpretation thereof after the date of this Agreement, (b) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, or any change generally affecting the economy or the industry in which any Acquirer Group Member operates, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, the Ancillary Documents and the Transactions, including the impact thereof on the relationships, contractual or otherwise, of any Acquirer Group Member, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) the compliance with the express terms of this Agreement, the Ancillary Documents and the Transactions or the taking of any action expressly required by this Agreement, the Ancillary Documents and the Transaction; provided, that Acquirer shall have complied with Section 6.1 prior to its compliance with the express terms of the Sale Transaction Agreements or the taking of any action expressly required by the Sale Transaction, (e) any strike, embargo, labor disturbance, riot, protests, cyberterrorism event, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, meteorological event or other natural disaster, act of God or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (f) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, any Acquirer Group Member operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (g) any failure of the Acquirer Group, taken as a whole, to meet any projections, forecasts or budgets (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (g)); provided that in the case of clauses (a), (b), (e) and (f) such Effects may be taken into account in determining the existence of an Acquirer Material Adverse Effect to the extent (but only to the extent) that such Effects have had a disproportionate impact on the Acquirer Parties, taken as a whole, as compared to other industry participants in the industries or markets in which Acquirer operates.

“Acquirer Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any Acquirer Group Member, including, for clarity, Acquirer Registered Intellectual Property.

“Acquirer Parties” means Acquirer and Merger Sub, individually and as a group.

“Acquirer Post-Closing Percentage” means the percentage equal to the quotient of (a) the Adjusted Acquirer Valuation, divided by (b) the sum of (x) the Adjusted Acquirer Valuation and (y) the Adjusted Company Valuation.

“Acquirer PPP Loan” means that certain unsecured loan under the United States Small Business Administration Paycheck Protection Program (“PPP”) pursuant to the CARES Act in the amount of $1.7 million.

“Acquirer Real Property Leases” means all leases, sub-leases, licenses, sub-licenses or other agreements, in each case, pursuant to which the Acquirer Group leases, sub-leases, uses or occupies any real property and all amendments, modifications and supplements thereto.

“Acquirer Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by any Acquirer Group Member.

“Acquirer Restricted Stock Awards” means awards of restricted shares of Acquirer Common Stock issued pursuant to Acquirer Equity Plans.

“Acquirer Restricted Stock Units” means restricted stock units of Acquirer that may be settled in shares of Acquirer Common Stock issued pursuant to Acquirer Equity Plans.

“Acquirer SEC Reports” means all statements, forms, reports and documents required to be filed or furnished by Acquirer prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws (together with any exhibits and schedules thereto and other information incorporated by reference therein, and as they have been supplemented, modified or amended since the time of filing).

“Acquirer Software” means all proprietary Software owned or purported to be owned by any Acquirer Group Member, including any under development.

“Acquirer Stock Options” means options to acquire shares of Acquirer Common Stock from Acquirer issued pursuant to Acquirer Equity Plans.

“Acquirer Stockholder Approval” means the approval of all Acquirer Stockholder Approval Matters by the holders of the requisite number of shares of Acquirer Capital Stock entitled to vote thereon, in accordance with the Governing Documents of Acquirer, applicable Law and the rules of Nasdaq (the “Approving Acquirer Stockholders”).

“Acquirer Stockholder Approval Matters” means, collectively: (a) the Sale Transaction, (b) the issuance of the shares of Acquirer Common Stock comprising the Merger Consideration pursuant to this Agreement; (c) the change of control of Acquirer resulting from the transactions contemplated by this Agreement pursuant to the rules of Nasdaq; (d) the Post-Closing Equity Plan; and (e) the Post-Closing Board Composition; (e) the Reverse Split; (f) an amendment to the Certificate of Incorporation of Acquirer to increase the number of authorized shares of Acquirer Common Stock, to the extent requested by the Company; and (g) an amendment to the Certificate of Incorporation of Acquirer to change the name of Acquirer to a name designated by the Company.

“Acquirer Stockholders” means the Acquirer Common Stockholders.

“Acquirer Supporting Stockholders” means the Acquirer Stockholders listed on Schedule 1.1 hereto.

“Acquirer Warrants” means warrants to purchase shares of Acquirer Common Stock.

“Acquisition Proposal” means, other than the Transactions and the Sale Transaction, any proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (a) assets or businesses of the Acquirer Group that generate 10% or more of the net revenues or net income (for the 12-month period ending on the last day of the Acquirer Group’s most recently completed fiscal quarter) or that represent 10% or more of the total assets (based on fair market value) of the Acquirer Group immediately prior to such transaction, or (b) 5% or more of any class of capital stock, other equity securities or voting power of Acquirer, any of its Subsidiaries or any resulting parent company of Acquirer, in each case other than the Transactions.

“Acquisition Transactions Agreements” means all of the definitive Contracts governing the Acquisition Transactions.

“Acquisition Transactions” means (a) the acquisition by the Company of all of the membership interests in Wood Sage, LLC, a Florida limited liability company, from Nikul Panchal as set forth in the applicable Acquisition Transactions Agreements, and (b) the acquisition by the Company of all of the membership interests in Wellgistics, LLC, a Florida limited liability company, from Nomad Capital LLC, a Utah limited liability company, Jouska Holdings LLC, a Delaware limited liability company and Strategix Glogal LLC, a Utah limited liability company as set forth in the applicable Acquisition Transactions Agreements, both such Acquisition Transactions to close prior to or concurrent with the Merger.

“Adjusted Acquirer Valuation” means (a) $15,000,000, plus (b) the Cash Financing Adjustment, less (c) the Debt Financing Adjustment.

“Adjusted Company Valuation” means the sum of (a) $135,000,000, plus (b) the Company Financing Adjustment.

“Adjusted Warrant Share Reserve Number” means the aggregate number of shares of Acquirer Common Stock with respect to which the Adjusted Warrants will be exercisable following consummation of the Merger.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Ancillary Documents” means the Letters of Transmittal, the Support Agreement, the Side Letters, the Exchange Agreements, Lock-Up Agreements and each other agreement, document, instrument or certificate executed or contemplated by this Agreement to be executed by the Parties in connection with the Transactions.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) and (b) any other applicable anti-bribery or anti-corruption Laws concerning or relating to bribery, corruption, fraud, improper payments and money laundering.

“Applicable Per Share Portion” means, with respect to any share of any class or series of Company Capital Stock, the number of shares of Acquirer Common Stock comprising the Merger Consideration payable in respect of a share of such class and series of Company Capital Stock, as set forth in the Allocation Statement.

“Approving Acquirer Stockholders” has the meaning set forth in the definition of Acquirer Stockholder Approval.

“Approving Company Stockholders” has the meaning set forth in the definition of Company Stockholder Approval.

“Business Data” means all data, information, and works of authorship in any medium collected, generated, or used by the Acquirer Group or the Company Group, as applicable, in the conduct of their respective businesses, including all proprietary information of or relating to the such businesses in the possession, custody, or control of the Acquirer Group or the Company Group, as applicable, or otherwise held or processed on the Acquirer Group’s or the Company Group’s behalf, as applicable.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-13 and any similar or successor legislation, executive order or executive memo relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto (including, without limitation, IRS Notice 2020-65, 2020-38 IRB, and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020), and any subsequent legal requirement intended to address the consequences of the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act 6.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” means the amendments to Certificate of Incorporation and the Certificate of Incorporation of the Company.

“Company Common Share Merger Consideration” means the Applicable Per Share Portion of the Merger Consideration payable in respect of a share of Company Common Stock, as set forth in the Allocation Statement.

“Company Common Stock” means the common stock, par value $0.0001 of the Company.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Acquirer by the Company on the date of this Agreement.

“Company Employee Benefit Plan” means each compensatory arrangement (including (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA); and (b) stock option plan, stock purchase plan, or any other equity or equity-based compensation; bonus or incentive plan; severance pay plan, program, or arrangement; deferred compensation arrangement or agreement; employment agreement; compensation plan, program, agreement, or arrangement; change in control plan, program, or arrangement; supplemental income arrangement; retention; retirement; welfare; vacation; fringe benefit; or other compensation or employee benefit plan, program, policy, agreement, or arrangement not described in (a)) under or with respect to which the Company has any material Liability, contingent or otherwise (including as an ERISA Affiliate).

“Company Fundamental Representations” means the representations and warranties set forth in the first sentence of Section 4.1(a) and the second sentence of Section 4.1(c) (Organization and Qualification), Section 4.2(a) and Section 4.2(b) (Capitalization), Section 4.3 (Authority), Section 4.5(b)(i) (Consents and Requisite Government Approvals; No Violations), and Section 4.19 (Brokers).

“Company Group” means the Company and its Subsidiaries.

“Company Group Member” means the Company or one of its Subsidiaries, as applicable.

“Company Impairment Effect” means any Effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Company to consummate the Transactions.

“Company Intellectual Property” means the Company Owned Intellectual Property and Company Licensed Intellectual Property.

“Company IT Systems” means all information technology assets, Software, computer and information technology systems and infrastructure, servers, networks, devices, mobile devices, databases, websites, computer hardware and equipment, interfaces, platforms, telecommunications systems and related infrastructure and facilities, and peripherals that are owned, licensed, leased, used, or held for use, by any Company Group Member.

“Company Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Company Group Member.

“Company Licensed Intellectual Property” means Intellectual Property Rights that are licensed, permitted for use or otherwise provided by a third party to any Company Group Member, including, for clarity, all Intellectual Property Rights subject to any Company Inbound Licenses.

“Company Material Adverse Effect” means, any Effect that, individually or in the aggregate, with any other Effect has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or condition (financial or otherwise) of the Company Group, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change in applicable Laws (including Pandemic Measures) or GAAP or any official interpretation thereof after the date of this Agreement, (b) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, or any change generally affecting the economy or the industry in which any Company Group Member operates, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, the Ancillary Documents and the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with customers, suppliers, licensors, distributors, partners, providers and employees, (d) the compliance with the express terms of this Agreement, the Ancillary Documents and the Transactions, or the taking of any action expressly required by this Agreement, the Ancillary Documents and the Transactions, (e) any strike, embargo, labor disturbance, riot, protests, cyberterrorism event, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, meteorological event or other natural disaster, act of God or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (f) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, any Company Group Member operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (g) any failure of the Company Group, taken as a whole, to meet any projections, forecasts or budgets (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f)); provided that in the case of clauses (a), (b), (e) and (f) such Effects may be taken into account in determining the existence of a Company Material Adverse Effect to the extent (but only to the extent) that such Effects have had a disproportionate impact on the Company Group, taken as a whole, as compared to other industry participants in the industries or markets in which the Company Group operates.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any Company Group Member, including, for clarity, Company Registered Intellectual Property.

“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

“Company Real Property Leases” means all leases, sub-leases, licenses, sub-licenses or other agreements, in each case, pursuant to which the Company Group leases, sub-leases, uses or occupies any real property and all amendments, modifications and supplements thereto.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by any Company Group Member.

“Company Software” means all proprietary Software owned or purported to be owned by any Company Group Member, including any under development.

“Company Stockholders” means all Persons who hold Company Capital Stock.

“Company Stockholder Approval” means the adoption of this Agreement and the Ancillary Documents, and approval of the Merger, by the holders of the requisite number of shares of Company Capital Stock entitled to vote thereon, in accordance with the Governing Documents of the Company and applicable Law (the “Approving Company Stockholders”).

“Company Stockholder Written Consent” means an action by written consent of the Company Stockholders, duly executed by the Approving Company Stockholders, providing the Company Stockholder Approval.

“Company Warrants” means warrants to purchase shares of Company Common Stock.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of December 8, 2023, between Company and Acquirer.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, permit, clearance or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, subcontract license, lease, sublease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of its properties or assets.

“Contractor” means any individual who performed services as an independent contractor, consultant, or freelancer used by any Company Group Member or Acquirer Group Member, as applicable, at any point during the prior three years.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Definitive Agreements” means the execution of mutually acceptable definitive agreement, including the Transaction Agreement, the Voting Agreement, the Lock-Up Agreements and other such agreements and documents appropriate for the implementation of the Merger.

“Effect” means any event, change, effect, occurrence, circumstance or development.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment (including natural resources) or human health or safety, or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Substances.

“Equity Securities” means, with respect to any Person, (a) any share of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, any such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options, contingent value rights or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock, equity or equity-based rights or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means with respect to a Party, any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Party.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the Export Control Reform Act (50 U.S.C. §§ 4801-4852), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the Export Administration Regulations (15 C.F.R. Parts 730-774), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the U.S. customs regulations (19 C.F.R. Chapter 1), the Foreign Trade Regulations (15 C.F.R. Part 30), and EU Council Regulation No. 2021/821.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreements” means Exchange Agreements, to be executed prior to Closing, by and between Acquirer and each holder of an Acquirer Convertible Notes, in a form mutually agreed-to by Acquirer and the Company.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder, as now in effect and as they may be promulgated or amended from time to time, and includes the rules and policies of Nasdaq that are applicable to Acquirer.

“Fraud” with respect to any Party, means actual common law fraud by such Party, as determined under the Laws of the State of Nevada, through the making of a specific representation or warranty expressly set forth in Article 4 or Article 5 of this Agreement, as applicable, or any certificate delivered hereunder.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or other organizational documents of such Person. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation (including certificates of designation of preferred stock) and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any (a) federal, state, local, municipal, provincial, transnational or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private) or (d) self-regulatory organization or securities exchange, including Nasdaq.

“Hazardous Substance” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), or for which standards of conduct or Liability may be imposed, under Environmental Laws, including petroleum, petroleum by-products, mold, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (c) all obligations for the deferred purchase price of businesses, property or assets, including “earn-outs,” “seller notes” and all other forms of contingent or deferred consideration, or other services (other than trade payables incurred in the ordinary course of business that are not past due), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligations of the type referred to in clauses (a) through (g) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Intellectual Property Rights” means all intellectual property and other proprietary rights (including with respect to technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (a) patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, trade dress and logos, together with the goodwill of the business associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and all works of authorship, whether or not registered, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) internet domain names; (e) intellectual property rights in Software; and (f) trade secrets, and any other intellectual property and proprietary rights in know-how, technologies, data, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential and proprietary information.

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by a Governmental Entity.

“Letter of Transmittal” means a letter of transmittal in form and substance reasonably acceptable to Acquirer and the Company.

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Proceeding or Order and those arising under any Contract.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien, easement, license or sub-license, charge, option, right of first refusal, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lock-Up Agreements” means the lock-up agreements, executed prior to Closing, by and between (a) Acquirer and (b) Acquirer Stockholders who will beneficially own at least one percent (1%) of the issued and outstanding Equity Securities of Acquirer immediately following the closing of the Transaction, in a form mutually agreed-to by Acquirer and the Company.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Merger Consideration” means a number of shares of Acquirer Common Stock equal to (a) the quotient obtained by dividing (i) the Acquirer Fully Diluted Share Number by (ii) the Acquirer Post-Closing Percentage (b) minus the Acquirer Fully Diluted Share Number minus (c) the Adjusted Warrant Share Reserve Number.

“Multiemployer Plan” has the meaning set forth in Sections 3(37) or 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Capital Market.

“Nasdaq Listing Application” means an application to list the shares of Acquirer Common Stock comprising the Merger Consideration, and to continue to list the Acquirer Common Stock, on Nasdaq following the consummation of the Merger and the other Transactions.

“Nasdaq Approval” means approval from Nasdaq for the continued listing of the Acquirer Common Stock (including the shares of Acquirer Common Stock comprising the Merger Consideration) on Nasdaq following the consummation of the Merger and the other Transactions (subject to official notice of issuance).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Entity in each case in connection with or in response to COVID-19, including the CARES Act.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet due and payable or that are being contested in good faith through appropriate Proceedings, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable, (d) all exceptions and exclusions set forth in any title reports or commitments with respect to the Real Property, and (e)(i) matters that would be disclosed by an inspection or accurate survey of the Real Property, (ii) all building, land use, entitlement and zoning codes, Environmental Laws and other applicable Laws heretofore, now or hereafter enacted, made or issued, (iii) all matters of title that are recorded, and (iv) other Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions) of record that, as to subclauses (i), (ii), (iii) and (iv), (A) do not or would not, individually or in the aggregate, materially interfere with the uses or occupancy of such real property as such real property is currently used or occupied, and (B) do not or would not, individually or in the aggregate, materially detract from the current value of such real property.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Post-Closing Board Composition” means the composition of the Acquirer Board immediately following the Closing as set forth in Section 6.13.

“Proceeding” means any lawsuit, litigation, action, proceeding, suit, investigation, arbitration or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before any Governmental Entity.

“Process” (or “Processing” or “Processes”) means any operation or set of operations, such as the collection, recording, organization, use, storage, adaptation or alteration, retrieval, consultation, recording, distribution, transfer, import, export, disposal, disclosure, dissemination or otherwise making available, alignment or combination, blocking, erasure, or destruction, performed upon Business Data, whether electronically, automatically, or in any other form or medium.

“Revenue” means all revenue that is derived from or that is associated with the Company’s ongoing operations during the Deferred Consideration Payment Period.

“Registered Intellectual Property” means all currently issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, and Internet domain name registrations and all other Intellectual Property Rights registered or applied for with a Governmental Entity (e.g., USPTO, WIPO, etc.).

“Representatives” means with respect to a Person, such Person’s directors or managers, officers, employees, and legal, financial, internal and independent accounting and other advisors and representatives.

“Reverse Split” means a reverse stock split of all outstanding shares of Acquirer Capital Stock at a reverse stock split ratio between 1-for-10 and 1-for-20, to be agreed between the Company and Acquirer.

“Sale Transaction Agreements” means all of the definitive Contracts governing the Sale Transaction.

“Sale Transaction” means a contemplated sale by Acquirer of certain assets of the Acquirer as to be set forth in the Sale Transaction Agreements.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws and regulations administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control or the U.S. Department of State), the United Nations Security Council, the European Union, and the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Acquirer Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Incident” means (a) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized Processing of Business Data, (b) inadvertent, unauthorized, or unlawful sale or rental of Business Data, or (c) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the Company IT Systems or the Acquirer IT Systems, as applicable.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Side Letter” means the Letter Agreements, to be executed prior to Closing, by and between Acquirer and each holder of an Acquirer Convertible Notes, in a form mutually agreed-to by Acquirer and the Company.

“Software” means any and all (a) computer programs (including any and all software implementations of algorithms, models and methodologies), assemblers, applets, compilers, interfaces, applications, utilities, diagnostics and embedded systems, tools, firmware, and computations, each of the forgoing in any form or format; and (b) documentation related to the foregoing, such as user manuals, training materials, flowcharts, and other work product used to design, plan, organize, develop or operate any of the foregoing and, to the extent embodied in any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of the preceding clause (b), a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that is fully financed or has fully committed financing that the Acquirer Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, is (a) more favorable to the Acquirer Stockholders from a financial point of view than the Transactions (including any adjustment to the terms and conditions proposed by the Company in response to such proposal) and (b) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “5%” or “10%” shall be deemed to be references to “all or substantially all”.

“Support Agreements” means the Support Agreements, executed within seven (7) days of the execution of this Agreement, by and between (a) Acquirer and the Approving Company Stockholders and (b) the Company and the Acquirer Supporting Stockholders, in a form mutually agreed-to by Acquirer and the Company.

“Tax” means any federal, state, local, non-U.S. or other income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, production, service use, environmental, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), real property gains, capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, escheat, unclaimed property, windfall profits or other taxes of any kind whatsoever, or any fee, assessment or charge of any kind in the nature of (or similar to) taxes, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the assessment, collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, reports, claims for refund and any other documents relating to Taxes, together with any schedules or attachments thereto or amendments thereof, relating to Taxes filed or required to be filed with any Governmental Entity.

“Termination Date” means May 15, 2024; provided, however, if the SEC has not declared effective under the Securities Act the Form S-4 by April 15, 2024, then either Acquirer or the Company shall be entitled to extend the Termination Date by up to 30 days by providing written notice to the other.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including the Merger, the Sale Transaction, the Wind Down, the Acquisition Transactions and the Reverse Split.

“Transfer Tax” means any direct or indirect transfer (including real estate transfer), sales, use, stamp, documentary, registration, conveyance, recording, or other similar Taxes or governmental fees (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the Transactions.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

“Wind Down” means the winding down of the Acquirer Legacy Business prior to or in conjunction with the Sale Transaction, which shall include the divestiture by the Acquirer Group Members of all assets used or held for use in the Acquirer Legacy Business that are not sold in the Sale Transaction, and the payment and satisfaction of all Liabilities of the Acquirer Group Members, less up to $500,000 of retained Liabilities of the Acquirer Group Members consisting of trade-based accounts payable, arising out of, resulting from or relating to the Acquirer Legacy Business that are not transferred in the Sale Transaction, to the extent included in the Indebtedness cap set forth in Section 7.3(k).

Section 1.2 Certain Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Acquirer Capitalization Freeze Date	3.3(a)
Acquirer D&O Persons	6.11
Acquirer Material Contractor	4.16(i)
Adjusted Warrant	3.1(b)
Adverse Recommendation Change	6.6(b)(i)
Allocation Statement	3.3(b)
Alternative Acquisition Agreement	6.6(b)(ii)
Annual Company Financial Statements	4.4(a)
Bridge Note	6.17(a)
Certificate of Merger	2.1(a)
Closing	2.3
Closing Date	2.3
Closing Press Release	6.4(b)
Company Business	8.4(a)
Company Capitalization Freeze Date	3.3(b)
Company D&O Persons	6.12(a)
Company Financial Statements	4.4(a)
Company Inbound Licenses	4.12(c)
Company Material Contractor	4.16(i)
Company Material Contracts	4.7(a)
Company Material Customers	4.22(a)
Company Material Permits	4.6
Company Material Suppliers	4.22(b)
Company Related Party	4.21
Company Related Party Transactions	4.21
Company Stockholders Meeting	6.8(a)
Company Subsidiaries	4.1(c)
Effective Time	2.3
Exchange Agent	3.4(a)
Expense Financing	6.17(b)
Form S-4	6.8(a)
Intended Tax Treatment	6.5(a)
Interim Company Financial Statements	4.4(a)
Knowledge of Acquirer	9.12
Knowledge of Company	9.12
Merger	1.1(a)
Merger Consideration Statement	3.3(a)
Pre-Closing Financing	6.17(a)
Proxy Statement	6.8(a)
Reimbursed Expenses	8.3(b)
Restricted Period	8.4(a)
Restricted Territory	8.4(a)
Section 16(b)	6.14
Signing Press Release	6.4(b)
Surviving Company	2.1(b)
Takeover Laws	6.9
Termination Fee	8.3(a)
Transaction Litigation	6.16

Article 2
MERGER; CLOSING

Section 2.1 Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company being the surviving company (the “Merger”). The Merger shall be evidenced by a Certificate of Merger between Merger Sub and the Company in a form mutually agreed-to by Acquirer and the Company (the “Certificate of Merger”).

(b) Upon consummation of the Merger at the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving company of the Merger (the “Surviving Company”), shall continue its corporate existence under the DGCL.

Section 2.2 Effects of the Merger. From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Merger Sub and the Company, all as provided under the DGCL.

Section 2.3 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place by electronic exchange of fully-executed agreements, commencing at 10:00 a.m., New York City time, on the date which is not later than three Business Days after the date on which all conditions set forth in Article 7 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other date, time and place as Acquirer and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. Subject to the satisfaction or waiver of all of the conditions set forth in Article 7, the Acquirer Parties and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the DGCL on the Closing Date. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquirer and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 2.4 Certificate of Incorporation and Bylaws of the Surviving Company. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of incorporation of the Company shall be amended and restated in a form mutually agreed-to by Acquirer and the Company, the bylaws of the Company shall be amended and restated in a form mutually agreed-to by Acquirer and the Company, and each shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended as provided therein and under the DGCL.

Section 2.5 Directors and Officers of the Surviving Company. At the Effective Time, the members of the Company Board immediately prior to the Effective Time shall comprise the board of directors of the Surviving Company, each to hold office until the earlier of his or her resignation or removal or he or she otherwise ceases to be an director, or until his or her respective successor is duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office until the earlier of his or her resignation or removal, or he or she otherwise ceases to be an officer or until his or her respective successor is duly elected and qualified, as the case may be.

Section 2.6 Corporate Name Change. Immediately following the Effective Time, Acquirer shall file an amendment to its Certificate of Incorporation to change its name to a name designated by the Company.

Article 3
EFFECTS OF THE MERGER ON EQUITY SECURITIES

Section 3.1 Conversion of Company Capital Stock; Company Warrants.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirer Parties, the Company or any Company Stockholder, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the Applicable Per Share Portion of the Merger Consideration with respect to such share of Company Capital Stock as set forth in the Allocation Statement. As of the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Holder shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.1(a).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirer Parties, the Company, any Company Stockholder or the holder of any Company Warrant, each Company Warrant that is issued and outstanding immediately prior to the Effective Time shall automatically be assumed by Acquirer and shall become a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, such number of shares of Acquirer Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of the Company Warrant immediately prior to the Effective Time multiplied by the Company Common Share Merger Consideration (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by the Company Common Share Merger Consideration (rounded up to the nearest whole cent) (each such Company Warrant, as so adjusted, an “Adjusted Warrant”). The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of the Company Warrants contemplated by this Section 3.1(b). Acquirer shall take all corporate actions necessary to reserve a number of shares of Acquirer Common Stock equal to the Adjusted Warrant Share Reserve Number, for issuance upon exercise of the Adjusted Warrants.

Section 3.2 Merger Sub Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirer Parties or the Company, each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company.

Section 3.3 Acquirer Fully Diluted Share Number Calculation; Allocation Statement.

(a) No later than 5:00 p.m., New York City time, on the Business Day prior to the Closing Date, Acquirer shall deliver to the Company a statement (the “Merger Consideration Statement”) setting forth its calculation of the Acquirer Fully Diluted Share Number and the Merger Consideration, together with reasonable supporting documentation (which shall include (i) a certificate of Acquirer’s transfer agent as to the number of shares of Acquirer Capital Stock (including all Acquirer Restricted Stock Awards) outstanding as of such date, after giving effect to the Reverse Split, and (ii) a true, correct and complete ledger of all outstanding Acquirer Stock Options, Acquirer Restricted Stock Units and Acquirer Warrants, certified by the Chief Financial Officer of Acquirer). The date on which the Merger Consideration Statement is delivered pursuant to this Section 3.3(a) is referred to herein as the “Acquirer Capitalization Freeze Date.”

(b) No later than 7:00 p.m., New York City time, on the Business Day prior to the Closing Date, the Company shall deliver to Acquirer an allocation statement (the “Allocation Statement”) setting forth (a) the Applicable Per Share Portion of the Merger Consideration attributable to a share of each class or series of Company Capital Stock, and (b) an allocation of the Merger Consideration among the Company Stockholders. Notwithstanding anything to the contrary in this Agreement, the Acquirer Parties and, following the Closing, the Surviving Company and its Subsidiaries, shall be entitled to rely on, without any obligation to investigate or verify the accuracy or correctness thereof, the Allocation Statement (including all determinations therein), and no Company Stockholder shall be entitled to any amount in excess of the amounts to be paid to such Company Stockholder in accordance with this Agreement and the Allocation Statement. The Allocation Statement shall be prepared in accordance with the Company Certificate of Incorporation. The date on which the Allocation Statement is delivered pursuant to this Section 3.3(b) is referred to herein as the “Company Capitalization Freeze Date.”

Section 3.4 Payment; Letter of Transmittal.

(a) At or promptly following the Effective Time, Acquirer shall deposit, or cause to be deposited, with (the “Exchange Agent”) as mutually agreed by Acquirer and the Company, evidence of shares of Acquirer Common Stock (which may include direct registration advice slips and/or certificates representing such shares of Acquirer Common Stock, at Acquirer’s election) representing the number of shares of Acquirer Common Stock sufficient to deliver the Merger Consideration.

(b) At least three Business Days prior to the Closing Date, the Company or the Exchange Agent shall mail or otherwise deliver to each Company Stockholder a Letter of Transmittal. No Company Stockholder shall be entitled to receive any portion of the Merger Consideration unless such Company Stockholder has delivered a properly completed and executed Letter of Transmittal (including any required certifications) to the Exchange Agent. With respect to any Company Stockholder that delivers a properly completed and executed Letter of Transmittal (including any required certifications) to the Exchange Agent at or prior to the Effective Time, Acquirer shall instruct the Exchange Agent to issue such Company Stockholder the portion of the Merger Consideration to which such Company Stockholder is entitled pursuant to Section 3.1 at or promptly after the Closing. With respect to any Company Stockholder that delivers a properly completed and executed Letter of Transmittal to the Exchange Agent after the Effective Time, Acquirer shall instruct the Exchange Agent to issue such Company Stockholder the portion of the Merger Consideration to which such Company Stockholder is entitled pursuant to Section 3.1 promptly following the Exchange Agent’s receipt of such documents. From and after the Effective Time, there shall be no further registration of transfers of Company Capital Stock on the transfer books of the Surviving Company.

(c) If any Merger Consideration is to be issued to a Person other than the Company Stockholder in whose name the applicable Company Capital Stock is registered, it shall be a condition to the issuance of such Merger Consideration that (i) such Company Capital Stock shall have been properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of Company Capital Stock or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(d) No interest will be paid or accrued on the Merger Consideration (or any portion thereof). From and after the Effective Time, until surrendered in accordance with this Section 3.4, each share of Company Capital Stock shall solely represent the right to receive the Merger Consideration to which such share of Company Capital Stock is entitled to receive pursuant to Section 3.1.

(e) Notwithstanding anything to the contrary contained herein, no fraction of a share of Acquirer Common Stock will be issued by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Acquirer Common Stock (after aggregating all shares of Acquirer Common Stock to which such Person otherwise would be entitled) shall instead have the number of shares of Acquirer Common Stock issued to such Person rounded down to the nearest whole share of Acquirer Common Stock.

Section 3.5 Exchange Agent. Promptly following the earlier of (a) the date on which the entire Merger Consideration has been issued and (b) the date that is 24 months after the Effective Time, Acquirer shall instruct the Exchange Agent to deliver to Acquirer any remaining portion of the Merger Consideration, Letters of Transmittal, and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each Company Stockholder may look only to Acquirer (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such Company Stockholder may have the right to receive pursuant to this Article 3 without any interest thereon.

Section 3.6 No Liability; Withholding.

(a) None of Acquirer, the Surviving Company or the Exchange Agent shall be liable to any Person for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration that remains undistributed to the Company Stockholders as of immediately prior to the date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(b) Notwithstanding anything herein to the contrary, each of Acquirer, Merger Sub, the Surviving Company and the Exchange Agent (without duplication) and any of their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the Acquirer Parties, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1 Organization and Qualification.

(a) The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware and has the power and authority to own, operate and lease its properties, rights and assets and to carry on its business as presently conducted. True and complete copies of the Governing Documents of each Company Group Member have been made available to Acquirer, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Company Group Member are in full force and effect, and no Company Group Member is in breach or violation of any provision set forth in its Governing Documents.

(b) The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of its business, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or a Company Impairment Effect.

(c) The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization, are set forth on Section 4.1(c) of the Company Disclosure Schedules (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expect to have a Company Material Adverse Effect or a Company Impairment Effect.

Section 4.2 Capitalization.

(a) Section 4.2(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Company Group Member authorized and issued and outstanding, and (ii) the identity of the Persons that are the record and beneficial owners thereof. All of the outstanding shares of Company Capital Stock and all outstanding Equity Securities of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and, in the case of any Company Subsidiary that is a corporation, non-assessable. Except as set forth on Section 4.2(a) of the Company Disclosure Schedules, there are no Equity Securities of any Company Group Member authorized, reserved, issued or outstanding. The outstanding shares of Company Capital Stock and all outstanding Equity Securities of the Company Subsidiaries (A) were not issued in violation of the Governing Documents of any Company Group Member or any other Contract to which any Company Group Member is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Laws, and (D) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law and the applicable Company Group Member’s Governing Documents). Except as set forth in Section 4.2(a) of the Company Disclosure Schedules, no Company Group Member has any outstanding, or is a party to, any (x) equity appreciation or profit participation rights or (y) options, restricted stock, profits interests, phantom stock, warrants, bonds, notes, debentures or other instruments of Indebtedness, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in the case of each of clause (x) and (y), that would require any Company Group Member to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any Company Group Member. There are no Equity Securities, instruments of Indebtedness or other rights or Contracts that entitle the holder thereof to vote on any matter submitted to the equity holders of any Company Group Member except as set forth on Section 4.2(a) of the Company Disclosure Schedules. Except as set forth in the Governing Documents of the Company Group Members, no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Company Group Member. No Company Group Member is a party to any voting trusts, proxies or other Contracts with respect to the voting or transfer of any Company Capital Stock (other than the Governing Documents of the Company) or any Equity Securities of any Company Subsidiary.

(b) Except as set forth on Section 4.2(b) of the Company Disclosure Schedules, no Company Group Member owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person or the right to acquire any such Equity Securities, and no Company Group Member is a partner or member of any partnership, limited liability company or joint venture (other than any other Company Group Member).

(c) Assuming the Merger Consideration Statement to be delivered by Acquirer to the Company pursuant to Section 3.3(a) is accurate and complete, the Allocation Statement to be delivered by the Company to Acquirer pursuant to Section 3.3 will also be true, correct and complete when so delivered.

Section 4.3 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions have been duly authorized by the board of directors of the Company and the Company Stockholders, and no other corporate action on the part of any Company Group Member is necessary to authorize the execution and delivery by the Company of this Agreement or the Ancillary Documents to which the Company is (or will be) a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the Transactions. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity (“Enforceability Exceptions”).

(b) At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement, the Ancillary Documents and the Transactions are fair to and in the best interests of the Company Stockholders; (ii) approved and declared advisable this Agreement, the Ancillary Documents and the Transactions; (iii) directed that this Agreement be submitted to the Company Stockholders for adoption; and (iv) resolved to recommend to the Company Stockholders adoption of this Agreement and the Ancillary Documents and approval of the Transactions, in each case, in accordance with the DGCL. The resolutions adopted by the Company Board have not been subsequently rescinded, modified or withdrawn in any way.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock or other securities of any Company Group Member necessary to approve this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Merger. No other vote or consent of the holders of any class or series of Company Capital Stock or other securities of any Company Group Member is required in connection with the consummation of the Merger. The execution and delivery of the Company Stockholder Written Consent will constitute the Company Stockholder Approval, and the Company Stockholder Written Consent will be irrevocable. In connection with the execution and delivery of the Company Stockholder Written Consent, the Company will take all actions necessary to comply with the DGCL and its Governing Documents.

Section 4.4 Financial Statements; Undisclosed Liabilities.

(a) Section 4.4(a) of the Company Disclosure Schedules sets forth a true and complete copy of (i) the audited consolidated balance sheets of the Company Group as of December 31, 2023 and 2022 and the related consolidated statements of operations, and stockholders’ equity (deficit) and cash flows of the Company Group for the years ended December 31, 2023 and 2022 (the “Annual Company Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2023, and the related statement of operations, and stockholders’ equity (deficit) and cash flows of the Company for the nine-month period then ended (the “Interim Company Financial Statements” and, collectively with the Annual Company Financial Statements, the “Company Financial Statements”). The Company Financial Statements (including the notes thereto) (A) were prepared in conformity with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly present in all material respects the financial position, results of operations and cash flows of the Company as at the dates thereof and for the periods indicated therein, except as otherwise specifically noted therein and, in the case of the Interim Company Financial Statements, subject to normal and recurring year-end adjustments as permitted by GAAP that are not material to the Company Group.

(b) No Company Group Member has any Liabilities that are not reflected or adequately reserved for on the Interim Company Financial Statements, except (i) for Liabilities incurred in the ordinary course of business since January 1, 2020 (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (ii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents or the consummation of the Transactions, (iii) as set forth on Section 4.4(b) of the Company Disclosure Schedules, or (iv) for Liabilities that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group Members, taken as a whole.

(c) The Company has established and maintains a system of internal accounting controls that is designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in conformity with GAAP and to maintain accountability for the Company’s assets, and (iii) material information is communicated to management as appropriate.

(d) Except as set forth on Section 4.4(d) of the Company Disclosure Schedules, no Company Group Member has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of such Company Group Member, (ii) a “material weakness” in the internal controls over financial reporting of such Company Member or (iii) fraud, whether or not material, that involves management or other employees of any Company Group Member who have a significant role in the internal controls over financial reporting of any Company Group Member.

(e) No Company Group Member is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among any Company Group Member, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, any Company Group Member in the Company Financial Statements.

(f) As of the date hereof, the Company Group Members only have Indebtedness as set forth on Section 4.4(f) of the Company Disclosure Schedules.

Section 4.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent of or with any Governmental Entity is required on the part of any Company Group Member with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) the Nasdaq Listing Application and Nasdaq Approval; or (iii) any other Consents the absence of which would not, individually or in the aggregate, be material to the Company Group, taken as a whole, or would not have a Company Impairment Effect.

(b) None of the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is or will be a party or the consummation of the Transactions will (i) contravene or conflict with any provision of the Company’s Governing Documents, (ii) except as set forth on Section 4.5(b) of the Company Disclosure Schedules, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, Consent, cancellation, amendment, modification, suspension, revocation, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Company Material Contract or any Permit held by any Company Group Member, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Company Group Member or any of its or their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Company Group Member, except, in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, or would not have a Company Impairment Effect.

Section 4.6 Permits.

The Company Group Members hold, and have held, all Permits that are required to own, lease or operate their properties and assets and to conduct their respective businesses, except where the failure to hold or obtain the same would not, individually or in the aggregate, be material to the Company Group, taken as a whole (the “Company Material Permits”). Each Company Material Permit is in full force and effect in accordance with its terms, no written notice of revocation, cancellation or termination of any Company Material Permit has been received by any Company Group Member that has not been withdrawn and no Proceeding in respect of any violation of any Company Material Permit by any Company Group Member is pending or, to the Company’s knowledge, threatened against any Company Group Member.

Section 4.7 Material Contracts.

(a) Section 4.7(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of the following Contracts (other than any Company Employee Benefit Plan) to which any Company Group Member is a party (together with all material amendments, waivers or other changes thereto) (each Contract required to be set forth on Section 4.7(a) of the Company Disclosure Schedules, each Contract required to be set forth on Section 4.12(c)(i) and (ii) of the Company Disclosure Schedules, each Contract required to be set forth on Section 4.20 of the Company Disclosure Schedules and each Contract required to be set forth on Section 4.21, collectively, the “Company Material Contracts”):

(i) any Contract relating to Indebtedness or any Contract requiring any Company Group Member to guarantee the Liabilities of any Person (other than a Company Group Member) or pursuant to which any Person (other than a Company Group Member) has guaranteed the Liabilities of a Company Group Member;

(ii) any Contract for the disposition of any portion of the assets or business of any Company Group Member or for the acquisition by a Company Group Member of the assets or business of any other Person, or under which a Company Group Member has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(iii) any Contract with any Company Material Customer or Company Material Supplier;

(iv) any lease, rental or occupancy agreement, license, installment and conditional sale agreement and any other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $200,000 in any calendar year;

(v) any Contract for any joint venture, partnership, strategic alliance or similar relationship;

(vi) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Company Group Member to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit the operations of Acquirer or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Company Group Member, directly or indirectly through third parties, in any material respect or that would so limit or purports to limit, in any material respect, Acquirer or any of its Affiliates after the Closing;

(vii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Company Group Member in an amount in excess of (A) $200,000 annually or (B) $1,000,000 over the life of the agreement;

(viii) any Contract under which a Company Group Member has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person (other than any Company Group Member);

(ix) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity within the past three (3) years of the date of this Agreement or (C) that imposes, at any time in the future, any material, non-monetary obligations on a Company Group Member (or Acquirer or any of its Affiliates after the Closing);

(x) any Contract that is a currency or interest hedging arrangement;

(xi) any other Contract the performance of which requires either (A) annual payments by a Company Group Member in excess of $200,000 or (B) aggregate payments by a Company Group Member in excess of $1,000,000 over the life of the Contract and, in each case, that is not terminable by such Company Group Member without penalty upon less than ninety (90) days’ prior written notice; and

(xii) any commitment to enter into agreement of the type described in clauses (i) through (xi) of this Section 4.7(a).

(b) (i) Each Company Material Contract is valid and binding on, and enforceable against, the Company Group Member party thereto and, to the Company’s knowledge, the counterparty thereto, and is in full force and effect, in each case subject to the Enforceability Exceptions, (ii) the Company Group Member party thereto and, to the Company’s knowledge, the counterparties thereto, are not in, or alleged to be in, material breach of, or material default under, any Company Material Contract, (iii) as of the date of this Agreement, no Company Group Member has received or given any written claim or notice of breach of or default or notice of termination under any Company Material Contract, and (iv) to the Company’s knowledge, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Company Material Contract (in each case, with or without notice or lapse of time or both). True and complete copies of the Company Material Contracts have been delivered to or made available to Acquirer or its Representatives.

Section 4.8 Absence of Changes. During the period beginning on October 1, 2023 and ending on the date of this Agreement, (a) no Company Material Adverse Effect or Company Impairment Effect has occurred and (b) except for any Pandemic Measures, (i) the Company Group Members have conducted their respective businesses in the ordinary course and (ii) except for the Acquisition Transaction Agreements or as set forth on Section 4.8(b)(ii) of the Company Disclosure Schedules, no Company Group Member has taken any action that would require the consent of Acquirer if taken during the period from the date of this Agreement until the Closing pursuant to clauses (i), (iii), (xiv), (xvi), (xviii), or (xxiii) of Section 6.1(b).

Section 4.9 Litigation. Except as set forth in Section 4.9 of the Company Disclosure Schedules, in the past five (5) years from the date of this Agreement, there is and there has been no Proceeding pending or, to the Company’s knowledge, threatened against any Company Group Member or any of their properties, rights or assets, or to the Company’s knowledge, any of their respective directors, managers or employees in their capacities as such, that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to any Company Group Member or would have a Company Impairment Effect. No Company Group Member or any of their respective material properties or assets is subject to any Order that would reasonably be expected to be materially adverse to any Company Group Member or would have a Company Impairment Effect. No Company Group Member is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or Liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to such Company Group Member or would have a Company Impairment Effect.

Section 4.10 Compliance with Applicable Law. In the past five (5) years from the date of this Agreement, the Company Group Members (a) conduct and have conducted their respective businesses in accordance with all applicable Laws, Orders and Permits and are not and during such period have not been in violation of any such Law or Order or the terms of any Permit and (b) have not received any written communications from a Governmental Entity or other Person and, to the Company’s knowledge, there is no such pending communication, that alleges that any Company Group Member is not in compliance with any such Law, Order, or Permit, except in each case of clauses (a) and (b), as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, or would not have a Company Impairment Effect. This Section 4.10 shall not apply to Company Employee Benefit Plans.

Section 4.11 Environmental Matters.

(a) Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, or have a Company Impairment Effect:

(i) each Company Group Member is, and has been, in compliance with all applicable Environmental Laws;

(ii) no Company Group Member has received any written notice or communication from any Governmental Entity or any other Person asserting any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws by a Company Group Member;

(iii) no Company Group Member has generated, treated, stored, disposed of, arranged for, transported, released, or otherwise handled any Hazardous Substances in a manner that would reasonably be expected to give rise to any Liability under any Environmental Laws;

(iv) there has been no release by any Company Group Member or for which a Company Group Member would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by a Company Group Member; and

(v) no Company Group Member has assumed, whether by contract or operation of law, or provided an indemnity regarding, the liability of any other Person under any Environmental Laws.

(b) The Company has made available to Acquirer copies of all material environmental, health and safety reports and similar documents that were prepared by or for any Company Group Member, including by third parties relating to the operations, properties or facilities of any Company Group Member, as well as material correspondence with any Person regarding any actual or alleged compliance with or Liability under any Environmental Law or regarding the release or management of any Hazardous Substance, in either case concerning the businesses or the properties or operations of any Company Group Member.

Section 4.12 Intellectual Property.

(a) Section 4.12(a) of the Company Disclosure Schedules sets forth a true and complete list of all (i) Company Registered Intellectual Property and (ii) material Company Software. Section 4.12(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) Each item of Company Owned Intellectual Property is subsisting, valid, and to the Company’s knowledge, enforceable. The Company Group has used reasonable efforts to maintain and protect all Company Owned Intellectual Property. No item of the Company Registered Intellectual Property has been forfeited, cancelled or abandoned, or has expired or lapsed. None of the Company Owned Intellectual Property is the subject of any pending Proceedings and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Company Group Member solely and exclusively owns all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). Section 4.12(c)(i) of the Company Disclosure Schedules sets forth a list of all currently-effective Contracts pursuant to which a Company Group Member has been granted a right or license to any Intellectual Property Rights other than Contracts for commercially available off-the shelf Software or Software subject to shrink wrap licenses entered into in the ordinary course of business (the Contracts required to be listed on Section 4.12(c)(i) of the Company Disclosure Schedules, collectively, “Company Inbound Licenses”). Section 4.12(c)(ii) of the Company Disclosure Schedules sets forth a list of all currently-effective Contracts pursuant to which a Company Group Member (i) has granted another Person a right or license to Company Owned Intellectual Property; and (ii) to the extent not scheduled pursuant to the foregoing clause (i), has granted another Person a covenant not to sue with respect to any Company Owned Intellectual Property. The applicable Company Group Member has, and will continue to have immediately after the Closing, valid rights under all Company Inbound Licenses to use, sell and license, as the case may be, all Company Licensed Intellectual Property as the same is currently used, sold or licensed by the applicable Company Group Member as of the date of this Agreement. The Company Intellectual Property comprises all Intellectual Property Rights material to the businesses of the Company Group Members and constitutes all of the Intellectual Property Rights necessary and sufficient for the Company Group’s conduct of their respective businesses as currently conducted, free and clear of all Liens (other than Permitted Liens).

(d) The Company has taken steps consistent with standard industry practices, and has taken no less than reasonable care, to safeguard and maintain the secrecy of any trade secrets and other material confidential information owned, possessed or stored by or otherwise under the control of, the Company Group. To the Company’s knowledge, no director, manager or employee of or contractor to any Company Group Member has disclosed any trade secrets or material confidential information of the Company Group to any other Person unless such disclosure was under an appropriate, valid and binding written non-disclosure agreement containing appropriate limitations and protections on use and disclosure. All present and former Company Group employees and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property have agreed to maintain and protect the trade secrets and confidential information of the applicable Company Group Member.

(e) The conduct and operation of the businesses of the Company Group, as currently conducted, does not and will not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, and has not infringed upon, misappropriated or otherwise violated any Intellectual Property Rights of any Person. To the Company’s knowledge, no Person is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property. No Company Group Member has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.

Section 4.13 Data Privacy and Security.

(a) There is not currently pending or, to the Company’s knowledge, threatened, and there has not been any, Proceeding against any Company Group Member initiated by (i) the United States Federal Trade Commission, any state attorney general or similar state official; (ii) any other Governmental Entity, foreign or domestic; (iii) any regulatory entity, privacy regulator or otherwise, or (iv) any other Person, in each case, with respect to privacy, cybersecurity, and, to the Company’s knowledge, there are no facts upon which such a Proceeding could be based.

(b) There have not been any actual, suspected, or alleged material Security Incidents or actual or alleged claims related to material Security Incidents, and, to the Company’s knowledge, there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. There are no data security, information security, or other technological vulnerabilities with respect to the Company Group’s services or with respect to the Company IT Systems that would have a materially adverse impact on their operations or cause a material Security Incident.

(c) The Company Group Members own or have license to use pursuant to a Company Material Contract the Company IT Systems as necessary to operate their respective businesses as currently conducted and such Company IT Systems are sufficient for the operation of their respective businesses as currently conducted. The Company Group Members have back-up and disaster recovery arrangements, procedures and facilities for the continued operation of its businesses in the event of a failure of the Company IT Systems that are, in the reasonable determination of the Company, commercially reasonable and in accordance in all material respects with standard industry practice. There has not been any material disruption, failure or, to the Company’s knowledge, unauthorized access with respect to any of the Company IT Systems that has not been remedied, replaced or mitigated in all material respects. To the Company’s knowledge, none of the Company IT Systems contain any worm, bomb, backdoor, trap doors, Trojan horse, spyware, keylogger software, clock, timer or other damaging devices, malicious codes, designs, hardware component, or software routines that causes the Company Software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any unauthorized person.

(d) The Company Group Members have, and have had, in place reasonable and appropriate administrative, technical, physical and organizational measures and safeguards to (i) ensure the integrity, security, and the continued, uninterrupted, and error-free operation of the Company IT Systems, and the confidentiality of the source code of any Company Software, and (ii) to protect Business Data against loss, damage, and unauthorized access, use, modification, or other misuse.

Section 4.14 Compliance with International Trade & Anti-Corruption Laws.

(a) No Company Group Member or any of their respective officers, directors, or employees, and to the Company’s knowledge, none of the Company Group’s Representatives acting for or on behalf of any Company Group Member, is or has been: (i) a Person named on any Sanctions Laws-related list of designated or restricted Persons maintained by a Governmental Entity; (ii) located, organized or resident in, or a blocked national of, a country or territory which is itself the subject of or target of any Sanctions Laws or part of or acting for or on behalf of a Governmental Entity that is a target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has been, the subject of or target of any Sanctions Laws; or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws.

(b) No Company Group Member or any of their respective officers, directors, or employees, and to the Company’s knowledge, none of the Company Group’s Representatives acting for or on behalf of the Company Group, has (i) violated any Anti-Corruption Laws; (ii) offered, paid, authorized or promised to pay anything of value, regardless of form, to any Person for the purpose of influencing any act or decision of such Person or securing an improper advantage to assist any Company Group Member in obtaining or retaining business; or (iii) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or used or are using any corporate funds for any illegal contributions, gifts, entertainment, travel or other unlawful expenses, in breach of any Anti-Corruption Law.

Section 4.15 Employee Benefit Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Company Impairment Effect:

(a) Section 4.15(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Company Employee Benefit Plans.

(b) With respect to each material Company Employee Benefit Plan, true and correct copies of the current plan and trust document(s) (or for each unwritten material Company Employee Benefit Plan, a written description of the material terms thereof), where applicable, have previously been made available to Acquirer.

(c) Each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualification (or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Employee Benefit Plan) to the effect that such Company Employee Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code; and, to the Company’s knowledge, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any Liability, penalty or tax under ERISA, the Code or other applicable Laws.

(d) Each Company Employee Benefit Plan is and has been established, operated and administered in accordance with applicable Laws, including ERISA and the Code, and its terms. No Proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s knowledge, threatened with respect to any Employee Benefit Plan, and, to the Company’s knowledge, there are no facts that reasonably would be expected to give rise to any such Proceedings. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Company Employee Benefit Plan. All payments or contributions required to have been made by the applicable due date with respect to all Company Employee Benefit Plans either have been made or have been accrued, in either event, in accordance with the terms of the applicable Company Employee Benefit Plan and applicable Law.

(e) The Company does not have any Liability under or with respect to title IV of ERISA. Except as set forth in Section 4.15(e) of the Company Disclosure Schedules, each Company Employee Benefit Plan that provides health or life benefits is fully insured by a third party insurance company.

(f) Except as set forth in Section 4.15(f) of the Company Disclosure Schedules, no Company Employee Benefit Plan provides postretirement health or life insurance benefits to any Company Group current or former employee, officer, or director, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation laws (e.g., COBRA) for which the covered individual pays the full cost of coverage.

(g) Except as set forth in Section 4.15(g) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the Transactions (either alone or in combination with another event) would reasonably be expected to result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code.

(h) Each Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) and is not exempt from Section 409A of the Code has a plan document that satisfies the requirements of Section 409A of the Code and has been operated in compliance with Section 409A of the Code and the terms of such plan document. The Company does not have any “gross-up” or indemnity obligation for Taxes imposed under Section 4999 or 409A of the Code.

(i) Neither the Company, nor, to the Company’s knowledge, any ERISA Affiliate of the Company, has incurred or, to the Company’s knowledge, could reasonably be expected to have any Liability for Taxes under Sections 4975 through 4980 or Sections 4980A through 4980I of the Code. The Company maintains a health plan that satisfies the requirements for “minimum essential coverage” under Section 4980H(a) of the Code, as applicable.

(j) No Company Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

Section 4.16 Labor Matters.

(a) Section 4.16(a) of the Company Disclosure Schedules separately sets forth all of the Company Group employees as of the date of this Agreement, including for each such employee: (i) name; (ii) employer; (iii) job title; (iv) Fair Labor Standards Act classification; (v) work location (city and state); (vi) compensation (including annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a purely commission basis), as applicable); (vii) 2021 incentive compensation; (viii) date of hire; (ix) fringe benefits (other than employee benefits applicable to all employees, which material benefits are set forth on a separate list on Section 4.15(a) of the Company Disclosure Schedules); and (x) status (i.e., active or inactive and if inactive, the type of leave and estimated duration). To the Company’s knowledge, no employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. To the Company’s knowledge, no employee, manager, director or officer of any Company Group Member intends to terminate his or her employment with such Company Group Member.

(b) The Company Group is, and has been, in compliance in all material respects with all applicable Laws respecting labor and employment matters, withholding and remitting of taxes, and information reporting, including all contractual commitments and all such Laws relating to fair employment practices, pay equity, the classification of independent contractors, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, employee leave, collective bargaining, discrimination, civil rights, collection and payment of social security Taxes and similar Taxes, and wages and hours, including payment of minimum wages and overtime. The Company Group has, or will have no later than the Closing Date, paid all accrued salaries and wages of the Company Group employees due to be paid through the Closing Date. No Company Group Member is delinquent in any payments to any employee for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due to be paid with respect to any services performed for it. No Company Group Member is or has been a government contractor.

(c) No Company Group Member has been party to or, to the Company’s knowledge, the subject of any Proceeding relating to employment or labor matters concerning the employees or other service providers of any Company Group Member, and no such matters are pending or, to the Company’s knowledge, have been threatened against any Company Group Member.

(d) The Company Group has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal WARN Act or any similar state, local or foreign Law affecting any site of employment of the Company Group or one or more facilities or operating units within any site of employment or facility of the Company Group.

(e) No Company Group Member is a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group, nor to the Company’s knowledge is there any duty on the part of any Company Group Member to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. There has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against any Company Group Member. To the Company’s knowledge, there have been no labor organizing activities with respect to any employees of the Company Group.

(f) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change, reduction in hours, or reduction in salary or wages by any Company Group Member has occurred within the twenty-four (24) months prior to the date of this Agreement or has been announced as of the date of this Agreement as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(g) No allegations of sexual harassment or sexual misconduct have been made to any Company Group Member against any director, manager, officer or executive employee of any Company Group Member and, to the Company’s knowledge, there have not been any such allegations.

(h) Section 4.16(h) of the Company Disclosure Schedules contains a complete and accurate listing of the name and contact information of each Contractor who is expected to be or was paid more than $200,000 in any year by the Company Group Members in the aggregate (a “Company Material Contractor”). A copy of each Contract relating to the services a Company Material Contractor provides to such Company Group Member has been provided to Acquirer. To the Company’s knowledge, no Contractor used by any Company Group Member is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for the Company. To the Company’s knowledge, no current Company Material Contractor used by the Company Group intends to terminate his or her or its relationship with such Company Group Member. No Company Group Member has any obligation or Liability with respect to any Taxes (or the withholding thereof) in connection with any Contractor.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Schedules sets forth a true and complete list of all policies or programs of insurance owned or held by, or for the benefit of, any Company Group Member as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full or accrued as of the date of this Agreement, and true and complete copies of all such policies have been made available to Acquirer. No Company Group Member is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default under, or permit termination, rescission or avoidance of, the policy, and to the Company’s knowledge, no such action has been threatened. As of the date of this Agreement, no claim for coverage by any Company Group Member is pending under any such policies as to which the relevant insurers have denied, disputed, or reserved the right to deny or dispute coverage.

Section 4.18 Tax Matters.

(a) The Company Group has prepared and filed, or will prepare and file, all Tax Returns required to be filed by it on or before the Closing Date, all such Tax Returns are, or will be, true, complete and correct in all material respects and prepared in compliance with all applicable Laws and Orders. The Company Group has paid, or will pay, all Taxes required to have been paid by it on or before the Closing Date regardless of whether shown on a Tax Return.

(b) The Company Group has timely withheld and paid to the appropriate Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.

(c) No Company Group Member is currently the subject of a Tax audit or examination, and has not been notified of the commencement or anticipated commencement of any Tax audit or examination. All deficiencies asserted, or assessments made, against the Company Group as a result of any examinations by any Tax Authority have been fully paid.

(d) No Company Group Member has consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority.

(e) The Liability for unpaid Taxes for each Company Group Member for all periods ending on or before September 30, 2023 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Company Financial Statements. The Liability for unpaid Taxes for each Company Group Member for all periods following the end of the most recent period covered by the Company Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company Group (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 4.18(f) of the Company Disclosure Schedules sets forth (i) the Tax Returns of each Company Group Member for which examinations by Tax Authorities have been completed; and (ii) the Tax Returns of each Company Group Member for which examinations by Tax Authorities are presently being conducted. The Company has delivered or made available to Acquirer copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, each Company Group Member for all Tax periods ending after January 1, 2020.

(g) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to the Company Group.

(h) No Company Group Member is nor has been a party to, or a promoter of, any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(i) There are no Liens for Taxes on any assets of the Company Group other than Permitted Liens.

(j) No Company Group Member (i) has been a member of an affiliated, combined, consolidated or unitary group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company and which includes only Company Group Members) or (ii) has any Liability for the Taxes of any Person (other than other Company Group Members) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(k) No claims have ever been made by any Tax Authority in a jurisdiction where a Company Group Member does not file Tax Returns that the Company Group Member is or may be subject to taxation by that jurisdiction.

(l) No Company Group Member is a party to, or bound by, any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than agreements entered into in the ordinary course of business the primary purpose of which does not related to Taxes).

(m) No Company Group Member has a branch, permanent establishment (within the meaning of an applicable Tax treaty), or an office or fixed place of business in a country other than the country in which it is organized.

(n) Each Company Group Member is treated either as a corporation or a disregarded entity for U.S. federal income tax purposes and applicable state Tax purposes.

(o) No Company Group Member will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or non-U.S. Law; or (v) any election under Section 108(i) of the Code.

(p) No Company Group Member has deferred any Taxes under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act of 2020.

Section 4.19 Brokers. Other than as set forth on Section 4.19 of the Company Disclosure Schedules, no broker, finder, investment bank or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any Company Group Member has any obligation.

Section 4.20 Real and Personal Property.

(a) Owned Real Property. No Company Group Member owns any interest in any real property.

(b) Leased Real Property. Section 4.20(b)(i) of the Company Disclosure Schedules sets forth a true and complete list of all Company Leased Real Property and all Company Real Property Leases (including street addresses, the date thereof and legal names of the parties thereto, to the extent such information exists for such Company Leased Real Property) pursuant to which any Company Group Member is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Company Real Property Leases have been made available to Acquirer. The Company or the applicable Subsidiary has a good, valid and enforceable leasehold interest in each Company Leased Real Property free and clear of all Liens, except for Permitted Liens. The relevant Company Group Member’s possession and quiet enjoyment of the Company Leased Real Property under each Company Real Property Lease has not been disturbed and there are no material disputes with respect to such Company Leased Real Property. To the Company’s knowledge, no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute a breach or default under or permit the termination or modification of, or acceleration of rent under, such Company Real Property Lease. Each Company Group Member has performed all material obligations required to be performed by it under any Company Real Property Lease, and no Company Group Member has the present expectation or intention of not fully performing on a timely basis all material obligations required to be performed by such Company Group Member under any Company Real Property Lease. Except as set forth in Section 4.20(b)(ii) of the Company Disclosure Schedules, the Transactions, this Agreement and any Ancillary Document to be delivered at or before Closing do not require the consent of any other party relating to the Company Leased Real Property, including from landlords under a Real Property Lease, whether as a deemed “assignment” or otherwise, will not result in a breach of or default under any Company Real Property Lease, will not give rise to any termination or recapture rights, and will not otherwise cause any such Company Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. No Company Group Member has subleased, licensed or otherwise granted any Person the right to use or occupy such Company Leased Real Property or any portion thereof and no Company Group Member has collaterally assigned or granted any other security interest in such Company Real Property Lease or any interest therein.

(c) Real Property Condition. The relevant Company Group Member has in each Company Leased Real Property, in each case to the extent necessary to conduct their respective businesses, (i) direct or indirect legal access to public roads or valid irrevocable easements over private streets or private property for such ingress to and egress from all such buildings and structures and (ii) reasonable access to water supply, electrical connections, fire protection and other utilities necessary for the conduct of their respective businesses, all of which utilities are provided via public roads or via irrevocable appurtenant easements benefitting the Company Leased Real Property. To the Company’s knowledge, none of the structures on any Company Leased Real Property materially encroaches upon real property of another Person, and no structure of any other Person materially encroaches upon any Company Leased Real Property. No Company Group Member has received any written notice from any Governmental Entity alleging of a violation of any Laws with respect to any of the Company Leased Real Property and, to the Company’s knowledge, the Company Leased Real Property is not in violation of any Law, covenant, condition, restriction, easement, license, permit or agreement relating to any Company Leased Real Property. There are no Orders pending nor, to the Company’s knowledge, threatened against or affecting the Company Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain Proceedings or Proceeding to impose any special assessment to any Company Leased Real Property or any material portion thereof, which would reasonably be expected to curtail or interfere with the use of such Company Leased Real Property for the present conduct of the businesses of the Company Group. The buildings and other improvements constituting the Company Leased Real Property are each in good condition and repair (ordinary wear and tear excepted) in all material respects and are fit for use in the ordinary course of the businesses of the Company Group, and all such buildings and improvements have been installed and maintained in all material respects in accordance with all applicable Laws. None of the Company Leased Real Property has been damaged or destroyed by fire or other casualty that has not been restored. The Company Leased Real Property identified in Section 4.20(b)(i) of the Company Disclosure Schedules comprises all of the real property used or intended to be used in, or otherwise related to, the businesses of the Company Group.

(d) Personal Property.

(i) The Company Group has good, valid and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Company Group reflected in the Company Financial Statements or thereafter acquired by a Company Group Member prior to the date hereof, except for assets disposed of in the ordinary course of business.

(ii) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Group are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 4.21 Transactions with Affiliates. Section 4.21 of the Company Disclosure Schedules sets forth all Contracts between (a) any Company Group Member, on the one hand, and (b) any officer, director, manager, Affiliate or holder of Equity Securities of any Company Group Member or, to the Company’s knowledge, any Affiliate or family member of any of the foregoing, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than Contracts with respect to a Company Related Party’s employment with or service as a director or manager to (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business. No Company Related Party (i) owns any interest in any material asset used in their respective business, (ii) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Company Group Member or (iii) owes any material amount to, or is owed any material amount by, the Company Group (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement). All Contracts, arrangements, understandings, interests and other matters disclosed pursuant to this Section 4.21 are referred to herein as “Company Related Party Transactions.”

Section 4.22 Customers and Suppliers.

(a) Section 4.22(a) of the Company Disclosure Schedules sets forth a true and complete list of the top ten (10) customers of the Company for the fiscal years ended on 2022 and 2023 (the “Company Material Customers”). Except as set forth in Section 4.22(a) of the Company Disclosure Schedules, no Company Material Customer has, within the past twelve (12) months through the date of this Agreement, canceled, materially reduced, or terminated its business with, or threatened in writing to cancel, materially reduce, or terminate its business with, any Company Group Member.

(b) Section 4.22(b) of the Company Disclosure Schedules sets forth a true and complete list of the top ten (10) suppliers of the Company for the fiscal years ended on 2022 and 2023 (the “Company Material Suppliers”). Except as set forth in Section 4.22(b) of the Company Disclosure Schedules, no Company Material Supplier has, within the past twelve (12) months through the date of this Agreement, canceled, materially reduced, or terminated its business with, or threatened in writing to cancel, materially reduce, or terminate its business with, any Company Group Member.

Section 4.23 Certain Information. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement or the Form S-4 will, at the time the Proxy Statement and the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time the Form S-4 (or any post-effective amendment or supplement) becomes effective under the Securities Act, at the time the Proxy Statement is first mailed to the Acquirer Stockholders and at the time of the Acquirer Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.24 Acquisition Transactions.

(a) To the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to cause the Acquisition Transactions to not be timely consummated in accordance with the terms set forth in the Acquisition Transaction Agreements.

(b) (i) The Acquisition Transactions Agreements are valid and binding on, and enforceable against, the the Company and the counterparty thereto, and is in full force and effect, in each case subject to the Enforceability Exceptions, (ii) the Company and the counterparties thereto, are not in, or alleged to be in, breach of, or default under, the Acquisition Transactions Agreements, (iii) the Company has not received or given any written claim or notice of breach of or default or notice of termination under the Acquisition Transactions Agreements, and (iv) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Acquisition Transactions Agreement (in each case, with or without notice or lapse of time or both). True and complete copies of the Acquisition Transactions Agreements have been delivered to or made available to Acquirer or its Representatives.

Section 4.25 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of the Acquirer Parties and (ii) it has been furnished with or given access to such documents and information about the Acquirer Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any Acquirer Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is or will be a party, none of the Acquirer Parties nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Article 5
REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRER PARTIES

Subject to Section 9.8, except as set forth in the Acquirer Disclosure Schedules, each Acquirer Party hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date, as follows:

Section 5.1 Organization and Qualification.

(a) Acquirer has been duly incorporated, is validly existing as a corporation, and is in good standing under the Laws of the State of Nevada, and Merger Sub has been duly incorporated, is validly existing as a corporation, and is in good standing under the Laws of the State of Delaware. Acquirer has the power and authority to own, operate and lease its properties, rights and assets and to carry on its business as presently conducted. True and complete copies of the Governing Documents of each Acquirer Group Member have been made available to the Company, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Acquirer Group Member are in full force and effect, and no Acquirer Group Member is in breach or violation of any provision set forth in its Governing Documents.

(b) Acquirer is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of its business, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expected to have an Acquirer Material Adverse Effect or an Acquirer Impairment Effect.

(c) The Subsidiaries of Acquirer, together with details of their respective jurisdiction of incorporation or organization, are set forth on Section 5.1(c) of the Acquirer Disclosure Schedules (the “Acquirer Subsidiaries”). The Acquirer Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted. Each Acquirer Subsidiary is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expect to have an Acquirer Material Adverse Effect or an Acquirer Impairment Effect. Section 5.1(c) of the Acquirer Disclosure Schedules sets forth each Acquirer Subsidiary that is a “significant subsidiary” as such term is defined under Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act.

Section 5.2 Capital Stock.

(a) The authorized capital stock of Acquirer consists of 9,000,000 shares of Acquirer Common Stock. As of the date of this Agreement, 6,720,460 shares of Acquirer Common Stock (excluding treasury shares) are issued and outstanding. As of the date of this Agreement, no shares of Acquirer Capital Stock are held by Acquirer in its treasury. As of the date of this Agreement, (i) 93,500 shares of Acquirer Common Stock are available for issuance pursuant to the Acquirer Equity Plans, (ii) 31,055 shares of Acquirer Common Stock are reserved for issuance pursuant to the exercise of outstanding Acquirer Stock Options, (iii) no shares of Acquirer Common Stock underlying Acquirer Restricted Stock Awards are issued and outstanding, (iv) no shares of Acquirer Common Stock are reserved for issuance upon the settlement of outstanding Acquirer Restricted Stock Units, (v) 194,974 shares of Acquirer Common Stock are reserved for issuance pursuant to the exercise of outstanding Acquirer Warrants, (vi) and approximately 30,584 shares of Acquirer Common Stock are reserved for issuance pursuant to the conversion of outstanding Acquirer Convertible Notes.

(b) Section 5.2(b)(i) of the Acquirer Disclosure Schedules sets forth a true and complete list of all holders, as of the date of this Agreement, of outstanding Acquirer Restricted Stock Awards, Acquirer Restricted Stock Units, and other similar rights to purchase or receive shares of Acquirer Capital Stock or similar rights granted under the Acquirer Equity Plans or otherwise (collectively, “Acquirer Stock Awards”), indicating as applicable, with respect to each Acquirer Stock Award then outstanding, (i) the type of award granted, (ii) the number of shares of Acquirer Common Stock subject to such Acquirer Stock Award, (iii) whether Acquirer Stock Award was granted under the Acquirer Equity Plans, (iv) the date of grant, per share exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration date thereof, (v) whether the holder has made a timely election with the Internal Revenue Service under Section 83(b) of the Code and (vi) whether (and to what extent) the vesting of such Acquirer Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the Transactions or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Transactions. There are no Acquirer Stock Options intended to qualify as an “incentive stock option” under Section 422 of the Code. The Acquirer Equity Plans are the only plans or programs that any Acquirer Group Member maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity-based awards are outstanding. Acquirer has made available to the Company a true and complete copy of the Acquirer Equity Plans and the forms of all stock option agreements, restricted stock award agreements and restricted stock unit agreements evidencing outstanding Acquirer Stock Options, Acquirer Restricted Stock Awards and Acquirer Restricted Stock Units. Section 5.2(b)(ii) of the Acquirer Disclosure Schedules sets forth a true and complete list of all outstanding Acquirer Warrants and Acquirer Convertible Notes, indicating as applicable, with respect to each such Acquirer Warrant or Acquirer Convertible Notes: (i) the number of shares of Acquirer Common Stock subject to such Acquirer Warrant or Acquirer Convertible Notes, (ii) the date of issuance, exercise or conversion price, interest rate (if applicable), vesting schedule (if applicable), and expiration or maturity date thereof, and (iii) whether (and to what extent) the vesting, exercise or maturity of such Acquirer Warrant or Acquirer Convertible Notes will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the Transactions. All shares of Acquirer Common Stock reserved for issuance as noted in this subsection (b) will be, when issued in accordance with the terms of such Equity Security, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(c) All outstanding shares of Acquirer Capital Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Governing Documents of Acquirer, or any Contract to which any Acquirer Group Member is a party or is otherwise bound. No shares of Acquirer Capital Stock are owned by any Acquirer Group Member. All outstanding shares of capital stock and other Equity Securities of each Subsidiary of Acquirer have been duly authorized and validly issued, are fully paid, nonassessable, and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Law of the jurisdiction of organization of such Subsidiary, such Subsidiary’s organizational documents or any Contract to which such Subsidiary or Acquirer is a party or is otherwise bound. All outstanding shares of capital stock and other Equity Securities of each such Subsidiary are owned, directly or indirectly, by Acquirer, free and clear of all Liens, other than Permitted Liens.

(d) Except as set forth in Section 5.2(a) and (b) (including the Acquirer Disclosure Schedules thereto), and as set forth in Section 5.2(d) of the Acquirer Disclosure Schedules, there are no Equity Securities of any Acquirer Group Member authorized, reserved, issued or outstanding. The outstanding shares of Acquirer Capital Stock and all outstanding Equity Securities of the Acquirer Group Members (i) were not issued in violation of the Governing Documents of any Acquirer Group Member or any other Contract to which any Acquirer Group Member is party or bound, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (iii) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Laws, and (iv) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law and the applicable Acquirer Group Member’s Governing Documents). Except as set forth in Section 5.2(a) and (b) (including the Acquirer Disclosure Schedules thereto), and as set forth in Section 5.2(d) of the Acquirer Disclosure Schedules, no Acquirer Group Member has any outstanding, or is a party to, any (A) equity appreciation or profit participation rights or (B) options, restricted stock, profits interests, phantom stock, warrants, bonds, notes, debentures or other instruments of Indebtedness, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in the case of each of clause (A) and (B), that would require any Acquirer Group Member to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any Acquirer Group Member. There are no Equity Securities, instruments of Indebtedness or other rights or Contracts that entitle the holder thereof to vote on any matter submitted to the equity holders of any Acquirer Group Member except as set forth in Sections 5.2(a) and (b) (including the Acquirer Disclosure Schedules thereto). No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Acquirer Group Member. No Acquirer Group Member is a party to any voting trusts, proxies or other Contracts with respect to the voting or transfer of the Acquirer Capital Stock or any Equity Securities of any Company Subsidiary.

(e) Except as set forth on Section 5.2(e) of the Acquirer Disclosure Schedules, no Acquirer Group Member owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person or the right to acquire any such Equity Securities, and no Acquirer Group Member is a partner or member of any partnership, limited liability company or joint venture (other than any other Acquirer Group Member).

(f) The Merger Consideration Statement to be delivered by Acquirer to the Company pursuant to Section 3.3(a) will be true, correct and complete when so delivered.

Section 5.3 Authority.

(a) Each Acquirer Party has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, and, subject to receipt of the Acquirer Stockholder Approval, to perform its obligations hereunder and thereunder, and consummate the Transactions. The execution and delivery of this Agreement, the Ancillary Documents to which Acquirer or Merger Sub is or will be a party and the consummation of the Transactions have been duly authorized by the Acquirer Board or the board of directors of Merger Sub, as applicable, and no other corporate or limited liability company action, as applicable on the part of any Acquirer Party is necessary to authorize the execution and delivery by Acquirer or Merger Sub of this Agreement or the Ancillary Documents to which Acquirer or Merger Sub is (or will be) a party, the performance by Acquirer and Merger Sub of their respective obligations hereunder and thereunder and the consummation of the Transactions (other than the Acquirer Stockholder Approval).

(b) This Agreement and each Ancillary Document to which an Acquirer Party is or will be a party has been or will be, upon execution thereof, duly and validly executed and delivered by such Acquirer Party and constitutes or will constitute, upon execution and delivery thereof, a valid, legal and binding agreement of such Acquirer Party (assuming that this Agreement and the Ancillary Documents to which such Acquirer Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Acquirer Party in accordance with their terms, subject to Enforceability Exceptions.

(c) At a meeting duly called and held, the Acquirer Board unanimously (i) determined that this Agreement, the Ancillary Documents and the Transactions are fair to and in the best interests of the Acquirer Stockholders; (ii) approved and declared advisable this Agreement, the Ancillary Documents and the Transactions; (iii) directed that this Agreement be submitted to the Acquirer Stockholders for adoption; and (iv) resolved to recommend to the Acquirer Stockholders adoption of this Agreement and the Ancillary Documents and approval of the Transactions, in each case, in accordance with the Nevada law. The resolutions adopted by the Acquirer Board have not been subsequently rescinded, modified or withdrawn in any way.

(d) The Acquirer Stockholder Approval is the only vote of the holders of any class or series of Acquirer Capital Stock or other securities of any Acquirer Group Member necessary to approve this Agreement, the Ancillary Documents to which an Acquirer Party is or will be a party and the consummation of the Transactions. No other vote or consent of the holders of any class or series of Acquirer Capital Stock or other securities of any Acquirer Group Member is required in connection with the consummation of any of the Transactions.

Section 5.4 SEC Reports; Financial Statements; Undisclosed Liabilities.

(a) Acquirer is a “reporting issuer” under the Federal Securities Laws, and is not in default of any material requirements of any applicable Securities Laws or the rules and regulations of the SEC or Nasdaq. Acquirer has not taken any action to cease to be a reporting issuer nor, except as set forth on Section 5.4(a) of the Acquirer Disclosure Schedules, has Acquirer received notification from the SEC, Nasdaq or any other Governmental Entity seeking to revoke the reporting issuer status of Acquirer. Except as set forth on Section 5.4(a) of the Acquirer Disclosure Schedules, no delisting, suspension of trading in or cease trading order with respect to any of its securities and, to the knowledge of Acquirer, no inquiry, investigation or other Proceeding of the SEC, Nasdaq or any other Governmental Entity, is pending, in effect or ongoing or threatened. The Acquirer Common Stock is listed on Nasdaq and trading of the Acquirer Common Stock is not currently halted or suspended. Acquirer does not have any securities listed for trading on any securities exchange other than Nasdaq. Acquirer is not subject to any cease trade or other order of the SEC, Nasdaq or any other Governmental Entity, and, to the knowledge of the Acquirer, no investigation or other Proceeding involving the Acquirer that may operate to prevent or restrict trading of any securities of the Acquirer is currently in progress or pending before the SEC, Nasdaq or any other Governmental Entity. Acquirer has timely filed or furnished all Acquirer SEC Reports required to be filed or furnished by Acquirer under applicable Federal Securities Laws. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) the Acquirer SEC Reports complied in all material respects with the applicable requirements of the Federal Securities Laws, including, in each case, the rules and regulations promulgated thereunder and (ii) none of the Acquirer SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Acquirer has not filed any confidential filings (including redacted filings) filed to or furnished with, as applicable, the SEC, Nasdaq or any other Governmental Entity. There are no outstanding or unresolved comments in comment letters from the SEC, Nasdaq or any other Governmental Entity with respect to any of the Acquirer SEC Reports and, to the knowledge of Acquirer, neither Acquirer nor any of the Acquirer SEC Reports is the subject of an ongoing audit, review, comment or investigation by the SEC, Nasdaq or any other Governmental Entity. Acquirer has made available to the Company true, correct and complete copies of all written correspondence between the SEC, on the one hand, and any Acquirer Group Member, on the other hand, occurring since its initial public offering. No Subsidiary of Acquirer is required to file any form, report, schedule, statement or other document with the SEC.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Acquirer SEC Reports (i) have been prepared in a manner consistent with the books and records of the Acquirer Group, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates indicated (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Acquirer Group as of the dates thereof and their respective consolidated results of operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount). Since January 1, 2022, Acquirer has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law or as otherwise disclosed in the financial statements in the Acquirer SEC Reports.

(c) Acquirer has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Acquirer Group required to be disclosed in Acquirer’s periodic and current reports under the Exchange Act, is made known to Acquirer’s chief executive officer and chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Acquirer have evaluated the effectiveness of Acquirer’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Acquirer SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) The Acquirer Group has established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is effective in providing reasonable assurances regarding the reliability of Acquirer’s financial reporting and the preparation of Acquirer’s financial statements for external purposes in accordance with GAAP. Acquirer has disclosed, based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, to its auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Acquirer’s internal control over financial reporting that are reasonably likely to adversely affect the Acquirer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquirer’s internal control over financial reporting. All significant deficiencies or material weaknesses identified in management’s assessment of internal control over financial reporting as of and for the fiscal year ended on January 1, 2022 are set forth in the Acquirer’s annual report on Form 10-K for that period, and no other such deficiency or weakness has been identified since such date.

(e) Without limiting the generality of Section 5.4(a), (i) Baker Tilly US, LLP has not resigned or been dismissed as independent public accountants of Acquirer as a result of or in connection with any disagreement with Acquirer on a matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure, (ii) since its initial public offering, no Acquirer Group Member nor, to the knowledge of Acquirer, any director, officer, employee, auditor, accountant or representative of any Acquirer Group Member has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquirer Group or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Acquirer Group Member has engaged in questionable accounting or auditing practices, (iii) no executive officer of Acquirer has failed in any respect to make, without qualification, the certifications required of him under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Acquirer with the SEC, (iv) since its initial public offering, no attorney representing any Acquirer Group Member, whether or not employed by an Acquirer Group Member, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by any Acquirer Group Member or any of their respective officers, directors, employees or agents to the Acquirer Board or any committee thereof or to any director or officer of any Acquirer Group Member and (v) no enforcement action has been initiated or, to the knowledge of Acquirer, threatened against Acquirer by the SEC relating to disclosures contained in any Acquirer SEC Report.

(f) No Acquirer Group Member is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among any Acquirer Group Member, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, any Acquirer Group Member in Acquirer’s published financial statements or the Acquirer SEC Reports, or that would otherwise be required to be disclosed under Item 303 of Regulation S-K under the Exchange Act.

(g) No Acquirer Group Member has extended or maintained credit, arrange for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Acquirer.

(h) No Acquirer Group Member has any Liabilities that are not reflected or adequately reserved for in the unaudited consolidated balance sheet of the Acquirer Group as at September 30, 2023 included in the Quarterly Report on Form 10-Q filed by the Acquirer with the SEC on December 22, 2023 (without giving effect to any amendment thereto filed on or after the date hereof), except (i) Liabilities set forth on Schedule 5.4(h) of the Acquirer Disclosure Schedules, (ii) for Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2023, none of which is a Liability for breach of contract, breach of warranty, tort, infringement, or violation of Law and all of which will be transferred or paid and satisfied in full in connection with the Sale Transaction and the Wind Down except for up to $500,000 of retained Liabilities or (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents or the consummation of the Transactions.

(i) As of the date of this Agreement, the Acquirer Group Members only have Indebtedness as set forth on Section 5.4(i) of the Acquirer Disclosure Schedules.

Section 5.5 Consents and Requisite Governmental Approvals; No Violations.

(a) Except as set forth on Section 5.5(a) of the Acquirer Disclosure Schedules, no Consent of or with any Governmental Entity is required on the part of any Acquirer Group Member with respect to an Acquirer Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger in accordance with the DGCL, (ii) the Proxy Statement and the Form S-4, (iii) the Nasdaq Listing Application and Nasdaq Approval, or (iv) any other Consents the absence of which would not, individually or in the aggregate, be material to the Acquirer Group, taken as a whole, or would not have an Acquirer Impairment Effect.

(b) None of the execution, delivery or performance by an Acquirer Party of this Agreement or the Ancillary Documents to which an Acquirer Party is or will be a party or the consummation of the Transactions will (i) contravene or conflict with any provision of the Governing Documents of any Acquirer Group Member, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, Consent, cancellation, amendment, modification, suspension, revocation, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Acquirer Material Contract to which any Acquirer Group Member is a party or by which any of their respective assets or properties may be bound or affected or any Permit held by any Acquirer Group Member, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Acquirer Group Member or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Acquirer Group Member, except, in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, be material to the Acquirer Group, taken as a whole, or would not have an Acquirer Impairment Effect.

Section 5.6 Permits. The Acquirer Group Members hold, and since January 1, 2020, have held all Permits that are required to own, lease or operate their properties and assets and to conduct their respective businesses, except where the failure to hold or obtain the same would not, individually or in the aggregate, be material to the Acquirer Group, taken as a whole (the “Acquirer Material Permits”). Each Acquirer Material Permit is in full force and effect in accordance with its terms, no written notice of revocation, cancellation or termination of any Acquirer Material Permit has been received by any Acquirer Group Member since January 1, 2020 that has not been withdrawn and no Proceeding in respect of any violation of any Acquirer Material Permit by any Acquirer Group Member is pending or, to Acquirer’s knowledge, threatened against any Acquirer Group Member.

Section 5.7 Acquirer Material Contracts.

(a) Section 5.7(a) of the Acquirer Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of the following Contracts to which any Acquirer Group Member is a party and that will remain with the Acquirer Group following the closing of the Sale Transaction (together with all material amendments, waivers or other changes thereto) (each Contract required to be set forth on Section 5.7(a) of the Acquirer Disclosure Schedules, each Contract required to be set forth on Section 5.12(c)(i) and (ii) of the Acquirer Disclosure Schedules, each Contract required to be set forth on Section 5.20 of the Acquirer Disclosure Schedules and each Contract required to be set forth on Section 5.21 of the Acquirer Disclosure Schedules, collectively, the “Acquirer Material Contracts”):

(i) any Contract relating to Indebtedness or any Contract requiring any Acquirer Group Member to guarantee the Liabilities of any Person (other than an Acquirer Group Member) or pursuant to which any Person (other than an Acquirer Group Member) has guaranteed the Liabilities of an Acquirer Group Member;

(ii) except for the Sale Transaction Agreements, any Contract for the disposition of any portion of the assets or business of any Acquirer Group Member or for the acquisition by an Acquirer Group Member of the assets or business of any other Person, or under which an Acquirer Group Member has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(iii) any lease, rental or occupancy agreement, license, installment and conditional sale agreement and any other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) other than in the case of Contracts with respect to real property or any interest therein, involves aggregate payments in excess of $200,000 in any calendar year;

(iv) any Contract for any joint venture, partnership, strategic alliance or similar relationship;

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Acquirer Group Member to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit the operations of any Company Group Member or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Acquirer Group Member, directly or indirectly through third parties, in any material respect or that would so limit or purports to limit, in any material respect, any Company Group Member or any of its Affiliates after the Closing;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Acquirer Group Member in an amount in excess of (A) $200,000 annually or (B) $1,000,000 over the life of the agreement;

(vii) except for the Exchange Agreements, any Contract under which an Acquirer Group Member has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person (other than any Acquirer Group Member);

(viii) any Contract (A) for the employment or engagement of any current director, manager, officer, employee, or other individual service provider of an Acquirer Group Member whose annual base salary (or, in the case of an individual other than an employee, annual base compensation) is in excess of $150,000, or (B) providing for any transaction, retention, change of control or severance payments in excess of $150,000 to any current director, manager, officer, employee, or other individual service provider of an Acquirer Group Member;

(ix) any Contract that constitutes a collective bargaining agreement or any other agreement executed between an Acquirer Group Member and a labor union or similar organization;

(x) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes, at any time in the future, any material, non-monetary obligations on an Acquirer Group Member (or any Company Group Member or any of its Affiliates after the Closing);

(xi) any Contract that is a currency or interest hedging arrangement;

(xii) any other Contract the performance of which requires either (A) annual payments by an Acquirer Group Member in excess of $200,000 or (B) aggregate payments by an Acquirer Group Member in excess of $1,000,000 over the life of the Contract and, in each case, that is not terminable by such Acquirer Group Member without penalty upon less than thirty (30) days’ prior written notice; and

(xiii) any commitment to enter into agreement of the type described in clauses (i) through (xii) of this Section 5.7(a).

(b) (i) Each Acquirer Material Contract is valid and binding on, and enforceable against, the Acquirer Group Member party thereto and, to Acquirer’s knowledge, the counterparty thereto, and is in full force and effect, in each case subject to the Enforceability Exceptions, (ii) the Acquirer Group Member party thereto and, to Acquirer’s knowledge, the counterparties thereto, are not in, or alleged to be in, material breach of, or material default under, any Acquirer Material Contract, (iii) since January 1, 2020 through the date of this Agreement, no Acquirer Group Member has received or given any written claim or notice of breach of or default or notice of termination under any Acquirer Material Contract, and (iv) to Acquirer’s knowledge, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Acquirer Material Contract (in each case, with or without notice or lapse of time or both). True and complete copies of the Acquirer Material Contracts have been delivered to or made available to the Company or its Representatives.

Section 5.8 Absence of Changes. During the period beginning on October 1, 2023 and ending on the date of this Agreement, (a) no Acquirer Material Adverse Effect or Acquirer Impairment Effect has occurred and (b) except for any Pandemic Measures, (i) the Acquirer Group Members have conducted their respective businesses in the ordinary course of business consistent with past practice and (ii) except for entering into this Agreement and the Sale Transaction Agreements or as set forth on Section 5.8(b)(ii) of the Acquirer Disclosure Schedules, no Acquirer Group Member has taken any action that would require the consent of the Company if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.1(b).

Section 5.9 Litigation. Except as set forth in Section 5.9 of the Acquirer Disclosure Schedules, there is (and since December 31, 2021 there has been) no Proceeding pending or, to Acquirer’s knowledge, threatened against any Acquirer Group Member or any of their properties, rights or assets, or to Acquirer’s knowledge, any of their respective directors, managers or employees in their capacities as such, that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to any Acquirer Group Member or would have an Acquirer Impairment Effect. No Acquirer Group Member or any of their respective material properties or assets is subject to any Order that would reasonably be expected to be materially adverse to any Acquirer Group Member or would have an Acquirer Impairment Effect. No Acquirer Group Member is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or Liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to such Acquirer Group Member or would have an Acquirer Impairment Effect.

Section 5.10 Compliance with Applicable Law. The Acquirer Group Members (a) conduct (and since January 1, 2020 have conducted) their respective businesses in accordance with all applicable Laws, Orders and Permits and are not and during such period have not been in violation of any such Law or Order or the terms of any Permit and (b) have not received any written communications from a Governmental Entity or other Person and, to Acquirer’s knowledge, there is no such pending communication, that alleges that any Acquirer Group Member is not in compliance with any such Law, Order, or Permit, except in each case of clauses (a) and (b), as would not, individually or in the aggregate, be material to the Acquirer Group, taken as a whole, or would not have an Acquirer Impairment Effect.

Section 5.11 Environmental Matters.

(a) Except as would not, individually or in the aggregate, be material to the Acquirer Group, taken as a whole, or have an Acquirer Impairment Effect:

(i) each Acquirer Group Member is, and has been since January 1, 2020, in compliance with all applicable Environmental Laws;

(ii) since January 1, 2020, no Acquirer Group Member has received any written notice or communication from any Governmental Entity or any other Person asserting any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws by an Acquirer Group Member;

(iii) no Acquirer Group Member has generated, treated, stored, disposed of, arranged for, transported, released, or otherwise handled any Hazardous Substances in a manner that would reasonably be expected to give rise to any Liability under any Environmental Laws;

(iv) there has been no release by any Acquirer Group Member or for which an Acquirer Group Member would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by an Acquirer Group Member; and

(v) no Acquirer Group Member has assumed, whether by contract or operation of law, or provided an indemnity regarding, the liability of any other Person under any Environmental Laws.

(b) Acquirer has made available to the Company copies of all material environmental, health and safety reports and similar documents that were prepared by or for any Acquirer Group Member, including by third parties relating to the operations, properties or facilities of any Acquirer Group Member, since January 1, 2020, as well as material correspondence with any Person regarding any actual or alleged compliance with or Liability under any Environmental Law or regarding the release or management of any Hazardous Substance, in either case concerning the business or the properties or operations of any Acquirer Group Member.

Section 5.12 Intellectual Property.

(a) Section 5.12(a) of the Acquirer Disclosure Schedules sets forth a true and complete list of all (i) Acquirer Registered Intellectual Property and (ii) material Acquirer Software. Section 5.12(a) of the Acquirer Disclosure Schedules lists, for each item of Acquirer Registered Intellectual Property (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) Each of the Acquirer Group Member: (i) owns, possesses, or has the adequate right to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, formulae, customer lists, and know-how and other intellectual property (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems, or procedures, “Intellectual Property”) necessary for the conduct of its businesses as being conducted and (ii) has no knowledge that the conduct of its business conflicts or will conflict with the rights of others, and it has not received any notice of any claim of conflict with, any right of others. Except as set forth Section 5.12(b) of the Acquirer Disclosure Schedules, none of the Acquirer Group Members have granted or assigned to any other Person any right to sell any of the products or services of the Acquirer Group Member. To the Acquirer Group Member’s knowledge, there is no infringement by third parties of any such Intellectual Property; there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding, or claim by others challenging the rights of the Acquirer Group Member in or to any such Intellectual Property, and the Acquirer Group Member is unaware of any facts which would form a reasonable basis for any such claim; and there is no pending or, to the Acquirer Group Member’s knowledge, threatened action, suit, proceeding, or claim by others that the Acquirer Group Member infringes or otherwise violates any patent, trademark, copyright, trade secret, or other proprietary rights of others, and the Company is unaware of any other fact which would form a reasonable basis for any such claim. Except as set forth in Section 5.12(b) of the Acquirer Disclosure Schedules, none of the Acquirer Group Members have received any claim for royalties or other compensation from any Person, including any employee of the Acquirer Group Members who made inventive contributions to the technology or products of the Acquirer Group Members that are pending or unsettled, and except as set forth in Section 5.12(b) of the Acquirer Disclosure Schedules, none of the Acquirer Group Members have or will have any obligation to pay royalties or other compensation to any Person on account of inventive contributions.

Section 5.13 Data Privacy and Security.

(a) There is not currently pending or, to Acquirer’s knowledge, threatened, and there has not since January 1, 2020 been any, Proceeding against any Acquirer Group Member initiated by (i) the United States Federal Trade Commission, any state attorney general or similar state official; (ii) any other Governmental Entity, foreign or domestic; (iii) any regulatory entity, privacy regulator or otherwise, or (iv) any other Person, in each case, with respect to privacy, cybersecurity, and, to Acquirer’s knowledge, there are no facts upon which such a Proceeding could be based.

(b) Except as set forth on Section 5.13 of the Acquirer’s Disclosure Schedules, there have not been any actual, suspected, or alleged material Security Incidents or actual or alleged claims related to material Security Incidents, and, to Acquirer’s knowledge, there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. There are no data security, information security, or other technological vulnerabilities with respect to the Acquirer Group’s services or with respect to the Acquirer IT Systems that would have a materially adverse impact on their operations or cause a material Security Incident.

(c) The Acquirer Group Members own or have license to use pursuant to an Acquirer Material Contract the Acquirer IT Systems as necessary to operate their respective businesses as currently conducted and such Acquirer IT Systems are sufficient for the operation of their respective businesses as currently conducted. The Acquirer Group Members have back-up and disaster recovery arrangements, procedures and facilities for the continued operation of its businesses in the event of a failure of the Acquirer IT Systems that are, in the reasonable determination of Acquirer, commercially reasonable and in accordance in all material respects with standard industry practice. Since January 1, 2020, there has not been any material disruption, failure or, to Acquirer’s knowledge, unauthorized access with respect to any of the Acquirer IT Systems that has not been remedied, replaced or mitigated in all material respects. To Acquirer’s knowledge, none of the Acquirer IT Systems contain any worm, bomb, backdoor, trap doors, Trojan horse, spyware, keylogger software, clock, timer or other damaging devices, malicious codes, designs, hardware component, or software routines that causes the Acquirer Software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any unauthorized person.

(d) The Acquirer Group Members have, and since January 1, 2020 have had, in place reasonable and appropriate administrative, technical, physical and organizational measures and safeguards to (i) ensure the integrity, security, and the continued, uninterrupted, and error-free operation of the Acquirer IT Systems, and the confidentiality of the source code of any Acquirer Software, and (ii) to protect Business Data against loss, damage, and unauthorized access, use, modification, or other misuse.

Section 5.14 Compliance with International Trade & Anti-Corruption Laws.

(a) No Acquirer Group Member or any of their respective officers, directors, or employees, and to Acquirer’s knowledge, none of the Acquirer Group’s Representatives acting for or on behalf of any Acquirer Group Member, is or since January 1, 2020 has been, (i) a Person named on any Sanctions Laws-related list of designated or restricted Persons maintained by a Governmental Entity; (ii) located, organized or resident in, or a blocked national of, a country or territory which is itself the subject of or target of any Sanctions Laws or part of or acting for or on behalf of a Governmental Entity that is a target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or since January 1, 2020 has been, the subject of or target of any Sanctions Laws or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws.

(b) No Acquirer Group Member or any of their respective officers, directors, or employees, and to Acquirer’s knowledge, none of the Acquirer Group’s Representatives acting for or on behalf of the Company Group, has since January 1, 2020 (i) violated any Anti-Corruption Laws; (ii) offered, paid, authorized or promised to pay anything of value, regardless of form, to any Person for the purpose of influencing any act or decision of such Person or securing an improper advantage to assist any Acquirer Group Member in obtaining or retaining business; or (iii) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or used or are using any corporate funds for any illegal contributions, gifts, entertainment, travel or other unlawful expenses, in breach of any Anti-Corruption Law.

Section 5.15 Employee Benefit Plans.

(a) Section 5.15(a) of the Acquirer Disclosure Schedules sets forth a true and complete list of all material Acquirer Employee Benefit Plans.

(b) True and complete copies of the following documents, with respect to each material Acquirer Employee Benefit Plan, where applicable, have previously been made available to the Company: (i) the current plan and trust documents (or for unwritten Acquirer Employee Benefit Plans a written description of the material terms of such Acquirer Employee Benefit Plan), each as amended through the date of this Agreement and, in the case of individual Contracts, form(s) thereof; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; and (v) any material, non-routine correspondence to and from any Governmental Entity prior to the date hereof since January 1, 2020.

(c) Each Acquirer Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualification (or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Acquirer Employee Benefit Plan) to the effect that such Acquirer Employee Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code; and, to Acquirer’s knowledge, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material Liability, penalty or tax under ERISA, the Code or other applicable Laws.

(d) Each Acquirer Employee Benefit Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws, including ERISA and the Code, and its terms. No Proceeding (other than those relating to routine claims for benefits) is pending or, to Acquirer’s knowledge, threatened with respect to any Acquirer Employee Benefit Plan, and, to the Acquirer’s knowledge, there are no facts that reasonably would be expected to give rise to any such Proceedings. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Acquirer Employee Benefit Plan which would reasonably be expected to give rise to any material Liability to any Acquirer Group Member. All payments or contributions required to have been made by the applicable due date with respect to all Acquirer Employee Benefit Plans either have been made or have been accrued, in either event, in all material respects in accordance with the terms of the applicable Acquirer Employee Benefit Plan and applicable Law.

(e) Neither Acquirer nor any ERISA Affiliate of Acquirer maintains, contributes to, or is required to contribute to, or has, or has had in the last five (5) years, any Liability (whether contingent or otherwise) with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA; (ii) a Multiemployer Plan; (iii) any “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA); (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (v) a “voluntary employees” beneficiary association” within the meaning of Section 501(c)(9) of the Code. Except as set forth in Section 5.15(e) of the Acquirer Disclosure Schedules, each Acquirer Employee Benefit Plan that provides health or life benefits is fully insured by a third party insurance company.

(f) Except as set forth in Section 5.15(f) of the Acquirer Disclosure Schedules, no Acquirer Employee Benefit Plan provides postretirement health or life insurance benefits to any Acquirer Group current or former employee, officer, or director, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation laws (e.g., COBRA) for which the covered individual pays the full cost of coverage.

(g) Except as set forth in Section 5.15(g) of the Acquirer Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the Transactions (either alone or in combination with another event) would reasonably be expected to (i) result in any payment becoming due, or increase the amount of any compensation due, to any employee or former employee of any Acquirer Group Member; (ii) increase any benefits otherwise payable under any Acquirer Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code; (v) result in the triggering or imposition of any restrictions or limitations on the rights of Acquirer to amend or terminate any Acquirer Employee Benefit Plan; (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit; or (vii) result in an obligation to fund any benefits under an Acquirer Employee Benefit Plan.

(h) Neither Acquirer, nor any ERISA Affiliate of Acquirer, has incurred or, to Acquirer’s knowledge, could reasonably be expected to have any material Liability for Taxes under Sections 4975 through 4980 or Sections 4980A through 4980I of the Code. Acquirer maintains a health plan that satisfies in all material respects the requirements for “minimum essential coverage” under Section 4980H(a) of the Code, as applicable.

(i) No Acquirer Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(j) Each Acquirer Employee Benefit Plan can be terminated at any time for any reason or no reason by Acquirer without any past, present or future Liability or obligation (other than solely administrative expenses related to such termination). No consents, approvals or other actions of any third party (other than solely administrative processes) are required to effect such termination.

Section 5.16 Labor Matters.

(a) Section 5.16(a) of the Acquirer Disclosure Schedules separately sets forth all of the Acquirer Group employees as of the date of this Agreement, including for each such employee: (i) name; (ii) employer; (iii) job title; (iv) Fair Labor Standards Act classification; (v) work location (city and state); (vi) compensation (including annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a purely commission basis), as applicable); (vii) 2021 incentive compensation; (viii) date of hire; (ix) fringe benefits (other than employee benefits applicable to all employees, which material benefits are set forth on a separate list on Section 5.15(a) of the Acquirer Disclosure Schedules); and (x) status (i.e., active or inactive and if inactive, the type of leave and estimated duration). To Acquirer’s knowledge, no employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. To Acquirer’s knowledge, no employee, manager, director or officer of any Acquirer Group Member intends to terminate his or her employment with such Acquirer Group Member.

(b) To Acquirer’s knowledge, each employee of the Acquirer Group is (i) a United States citizen or lawful permanent resident of the United States, (ii) a lawful permanent resident, or (iii) an alien authorized to work in the United States either specifically for the Acquirer Group or for any United States employer. Acquirer has completed a Form I-9 (Employment Eligibility Verification) for each Acquirer Group employee and each such Form I-9 has since been updated as required by applicable Law and is correct and complete in all material respects as of the date hereof. No Acquirer Group employee has a principal place of employment outside the United States nor is subject to the labor and employment Laws of any country other than the United States.

(c) The Acquirer Group is, and since January 1, 2020 has been, in compliance in all material respects with all applicable Laws respecting labor and employment matters, withholding and remitting of taxes, and information reporting, including all contractual commitments and all such Laws relating to fair employment practices, pay equity, the classification of independent contractors, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, employee leave, collective bargaining, discrimination, civil rights, collection and payment of social security Taxes and similar Taxes, and wages and hours, including payment of minimum wages and overtime. The Acquirer Group has, or will have no later than the Closing Date, paid all accrued salaries and wages of the Acquirer Group employees due to be paid through the Closing Date. No Acquirer Group Member is delinquent in any payments to any employee for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due to be paid with respect to any services performed for it. No Acquirer Group Member is, and has not since January 1, 2020, been a government contractor.

(d) Currently and since January 1, 2020, no Acquirer Group Member has been party to or, to Acquirer’s knowledge, the subject of any Proceeding relating to employment or labor matters concerning the employees or other service providers of any Acquirer Group Member, and no such matters are pending or, to Acquirer’s knowledge, have been threatened against any Acquirer Group Member.

(e) Since January 1, 2020, the Acquirer Group has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal WARN Act or any similar state, local or foreign Law affecting any site of employment of the Acquirer Group or one or more facilities or operating units within any site of employment or facility of the Acquirer Group.

(f) No Acquirer Group Member is a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group, nor to Acquirer’s knowledge is there any duty on the part of any Acquirer Group Member to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. Since January 1, 2020, there has been no actual or, to Acquirer’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against any Acquirer Group Member. To Acquirer’s knowledge, since January 1, 2020, there have been no labor organizing activities with respect to any employees of the Acquirer Group.

(g) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change, reduction in hours, or reduction in salary or wages by any Acquirer Group Member has occurred within the twenty-four (24) months prior to the date of this Agreement or has been announced as of the date of this Agreement as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(h) Since January 1, 2020, no allegations of sexual harassment or sexual misconduct have been made to any Acquirer Group Member against any director, manager, officer or executive employee of any Acquirer Group Member and, to Acquirer’s knowledge, there have not been any such allegations.

(i) Section 5.16(i) of the Acquirer Disclosure Schedules contains a complete and accurate listing of the name and contact information of each Contractor who is expected to be or was paid more than $150,000 in any year by the Acquirer Group Members in the aggregate (an “Acquirer Material Contractor”). A copy of each Contract relating to the services an Acquirer Material Contractor provides to such Company Group Member has been provided to the Company. To Acquirer’s knowledge, no Contractor used by any Acquirer Group Member is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for Acquirer. To Acquirer’s knowledge, no current Acquirer Material Contractor used by the Acquirer Group intends to terminate his or her or its relationship with such Acquirer Group Member. No Acquirer Group Member has any obligation or Liability with respect to any Taxes (or the withholding thereof) in connection with any Contractor.

Section 5.17 Insurance. Section 5.17 of the Acquirer Disclosure Schedules sets forth a true and complete list of all policies or programs of insurance owned or held by, or for the benefit of, any Acquirer Group Member as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full or accrued as of the date of this Agreement, and true and complete copies of all such policies have been made available to the Company. No Acquirer Group Member is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to Acquirer’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default under, or permit termination, rescission or avoidance of, the policy, and to Acquirer’s knowledge, no such action has been threatened. As of the date of this Agreement, no claim for coverage by any Acquirer Group Member is pending under any such policies as to which the relevant insurers have denied, disputed, or reserved the right to deny or dispute coverage.

Section 5.18 Tax Matters.

(a) The Acquirer Group has prepared and filed, or will prepare and file, all Tax Returns required to be filed by it on or before the Closing Date, all such Tax Returns are, or will be, true, complete and correct in all material respects and prepared in compliance with all applicable Laws and Orders. The Acquirer Group has paid, or will pay, all Taxes required to have been paid by it on or before the Closing Date regardless of whether shown on a Tax Return.

(b) The Acquirer Group has timely withheld and paid to the appropriate Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.

(c) No Acquirer Group Member is currently the subject of a Tax audit or examination, and no Acquirer Group Member has been notified of the commencement or anticipated commencement of any Tax audit or examination. All deficiencies asserted, or assessments made, against the Acquirer Group as a result of any examinations by any Tax Authority have been fully paid.

(d) No Acquirer Group Member has consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority.

(e) The Liability for unpaid Taxes for each Acquirer Group Member for all periods ending on or before September 30, 2023 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Acquirer Financial Statements. The Liability for unpaid Taxes for each Acquirer Group Member for all periods following the end of the most recent period covered by the Acquirer Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Acquirer Group (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 5.18(f) of the Acquirer Disclosure Schedules sets forth (i) the Tax Returns each Acquirer Group Member for which examinations by Tax Authorities have been completed; and (ii) the Tax Returns of each Acquirer Group Member for which examinations by Tax Authorities are presently being conducted. Acquirer has delivered or made available to the Company copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, each Acquirer Group Member for all Tax periods ending after January 1, 2020.

(g) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to the Acquirer Group.

(h) No Acquirer Group Member is nor has been a party to, or a promoter of, any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(i) There are no Liens for Taxes on any assets of the Acquirer Group other than Permitted Liens.

(j) No Acquirer Group Member (i) has been a member of an affiliated, combined, consolidated or unitary group filing a consolidated federal income Tax Return (other than a group the common parent of which was Acquirer and which includes only Acquirer Group Members) or (ii) has any Liability for the Taxes of any Person (other than other Acquirer Group Members) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(k) No claims have ever been made by any Tax Authority in a jurisdiction where an Acquirer Group Member does not file Tax Returns that the Acquirer Group Member is or may be subject to taxation by that jurisdiction.

(l) No Acquirer Group Member is a party to, or bound by, any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(m) No Acquirer Group Member has a branch, permanent establishment (within the meaning of an applicable Tax treaty), or an office or fixed place of business in a country other than the country in which it is organized.

(n) Each Acquirer Group Member is treated as a corporation or a disregarded entity for U.S. federal income tax purposes and applicable state Tax purposes.

(o) No Acquirer Group Member will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or non-U.S. Law; or (v) any election under Section 108(i) of the Code.

(p) No Acquirer Group Member has deferred any Taxes under Section 2302 of the CARES Act.

(q) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will result in the payment of any compensation or benefits to any person who would be a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) with respect to any Acquirer Group Member that could reasonably, individually or in combination with any other payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(r) There is no Contract covering any individual or entity treated as an individual included in the business or assets of the Acquirer Group that, individually or collectively, could give rise to the payment by any Acquirer Group Member that would not be deductible by reason of Section 162(m) of the Code.

(s) Each Acquirer Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) and is not exempt from Section 409A of the Code has a plan document that satisfies the requirements of Section 409A of the Code and has been operated in compliance with Section 409A of the Code and the terms of such plan document. Acquirer does not have any “gross-up” or indemnity obligation for Taxes imposed under Section 4999 or 409A of the Code.

Section 5.19 Acquirer PPP Loan. Acquirer (a) properly and validly obtained the Acquirer PPP Loan, (b) has complied with all applicable Laws with respect to the Acquirer PPP Loan, (c) properly utilized (and documented the utilization of) the proceeds of the Acquirer PPP Loan in accordance with all applicable Laws, and (d) properly and validly applied for forgiveness of the Acquirer PPP Loan pursuant to Section 1106 of the CARES Act, and the loan forgiveness applications were approved in full.

Section 5.20 Real and Personal Property.

(a) Owned Real Property. No Acquirer Group Member owns any interest in any real property.

(b) Leased Real Property. Section 5.20(b) of the Acquirer Disclosure Schedules sets forth a true and complete list of all Acquirer Leased Real Property and all Acquirer Real Property Leases (including street addresses, the date thereof and legal names of the parties thereto, to the extent such information exists for such Acquirer Leased Real Property) pursuant to which any Acquirer Group Member is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Acquirer Real Property Leases have been made available to the Company. Acquirer or the applicable Subsidiary has a good, valid and enforceable leasehold interest in each Acquirer Leased Real Property free and clear of all Liens, except for Permitted Liens. The relevant Acquirer Group Member’s possession and quiet enjoyment of the Acquirer Leased Real Property under each Acquirer Real Property Lease has not been disturbed and there are no material disputes with respect to such Acquirer Leased Real Property. To Acquirer’s knowledge, no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute a breach or default under or permit the termination or modification of, or acceleration of rent under, such Acquirer Real Property Lease. Each Acquirer Group Member has performed all material obligations required to be performed by it under any Acquirer Real Property Lease, and no Acquirer Group Member has the present expectation or intention of not fully performing on a timely basis all material obligations required to be performed by such Acquirer Group Member under any Acquirer Real Property Lease. The Transactions, this Agreement and any Ancillary Document to be delivered at or before Closing do not require the consent of any other party relating to the Acquirer Leased Real Property, including from landlords under an Acquirer Real Property Lease, whether as a deemed “assignment” or otherwise, will not result in a breach of or default under any Acquirer Real Property Lease, will not give rise to any termination or recapture rights, and will not otherwise cause any such Acquirer Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. No Acquirer Group Member has subleased, licensed or otherwise granted any Person the right to use or occupy such Acquirer Leased Real Property or any portion thereof and no Acquirer Group Member has collaterally assigned or granted any other security interest in such Acquirer Real Property Lease or any interest therein.

(c) Real Property Condition. The relevant Acquirer Group Member has in each Acquirer Leased Real Property, in each case to the extent necessary to conduct their respective businesses, (i) direct or indirect legal access to public roads or valid irrevocable easements over private streets or private property for such ingress to and egress from all such buildings and structures and (ii) reasonable access to water supply, electrical connections, fire protection and other utilities necessary for the conduct of their respective businesses, all of which utilities are provided via public roads or via irrevocable appurtenant easements benefitting the Acquirer Leased Real Property. To Acquirer’s knowledge, none of the structures on any Acquirer Leased Real Property materially encroaches upon real property of another Person, and no structure of any other Person materially encroaches upon any Acquirer Leased Real Property. No Acquirer Group Member has received any written notice from any Governmental Entity alleging of a violation of any Laws with respect to any of the Acquirer Leased Real Property and, to Acquirer’s knowledge, the Acquirer Leased Real Property is not in violation of any Law, covenant, condition, restriction, easement, license, permit or agreement relating to any Acquirer Leased Real Property. There are no Orders pending nor, to Acquirer’s knowledge, threatened against or affecting the Acquirer Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain Proceedings or Proceeding to impose any special assessment to any Acquirer Leased Real Property or any material portion thereof, which would reasonably be expected to curtail or interfere with the use of such Acquirer Leased Real Property for the present conduct of their respective businesses. The buildings and other improvements constituting the Acquirer Leased Real Property are each in good condition and repair (ordinary wear and tear excepted) in all material respects and are fit for use in the ordinary course of their respective business, and all such buildings and improvements have been installed and maintained in all material respects in accordance with all applicable Laws. None of the Acquirer Leased Real Property has been damaged or destroyed by fire or other casualty that has not been restored. The Acquirer Leased Real Property identified in Section 5.20(b) of the Acquirer Disclosure Schedules comprise all of the real property used or intended to be used in, or otherwise related to, the respective businesses of the Acquirer Group.

(d) Personal Property.

(i) The Acquirer Group has good, valid and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Acquirer Group reflected in the Acquirer Financial Statements or thereafter acquired by an Acquirer Group Member prior to the date hereof, except for assets disposed of in the ordinary course of business.

(ii) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Acquirer Group are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 5.21 Transactions with Affiliates. Section 5.21 of the Acquirer Disclosure Schedules sets forth all Contracts between (a) any Acquirer Group Member, on the one hand, and (b) any officer, director, manager, Affiliate or holder of Equity Securities of any Acquirer Group Member or, to Acquirer’s knowledge, any Affiliate or family member of any of the foregoing, on the other hand (each Person identified in this clause (b), an “Acquirer Related Party”), other than Contracts with respect to an Acquirer Related Party’s employment with or service as a director or manager to (including benefit plans and other ordinary course compensation from) Acquirer entered into in the ordinary course of business. No Acquirer Related Party (i) owns any interest in any material asset used in the businesses of the Acquirer Group, (ii) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Acquirer Group Member or (iii) owes any material amount to, or is owed any material amount by, the Acquirer Group (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement). All Contracts, arrangements, understandings, interests and other matters disclosed pursuant to this Section 5.21 are referred to herein as “Acquirer Related Party Transactions.”

Section 5.22 Certain Information. The Proxy Statement and the Form S-4 will not, at the time they are filed with the SEC, at the time of any amendment or supplement thereto and at the time the Form S-4 (or any post-effective amendment or supplement) becomes effective under the Securities Act, at the time the Proxy Statement is first mailed to the Acquirer Stockholders and at the time of the Acquirer Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement and the Form S-4 will comply as to form in all material respects with the provisions of the Federal Securities Laws, the DGCL and any other applicable Law. Notwithstanding the foregoing, neither Acquirer nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement or the Form S-4 based on information supplied in writing by or on behalf of the Company specifically for inclusion therein.

Section 5.23 Takeover Laws; Rights Plan.

(a) No “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Governing Documents of Acquirer is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other Transactions.

(b) There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which Acquirer is a party or is otherwise bound.

Section 5.24 Brokers. Other than as set forth on Section 5.24 of the Acquirer Disclosure Schedules, no broker, finder, investment bank or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of Acquirer or any of its Affiliates for which any Acquirer Party has any obligation.

Section 5.25 Merger Sub Activities. Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the Merger and the other Transactions, and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its formation or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions. Merger Sub has no Indebtedness.

Section 5.26 Sale Transaction and Wind Down.

(a) Pursuant to the Sale Transaction and the Wind Down, except as set forth in Section 5.26(a) of the Acquirer Disclosure Schedules (the “Retained Legacy Assets”), all assets used or held for use by the Acquirer Group in the Acquirer Legacy Business immediately prior to the Effective Time (other than cash and cash equivalents) will be divested by the Acquirer Group and no such assets (other than cash and cash equivalents) will be retained by any member of the Acquirer Group following completion of the Sale Transaction and the Wind Down.

(b) Pursuant to the Sale Transaction and the Wind Down, except as set forth in Section 5.26(b) of the Acquirer Disclosure Schedules (the “Retained Legacy Liabilities”), all Liabilities of the Acquirer Group arising out of, relating to or resulting from the Acquirer Legacy Business immediately prior to the Effective Time will be transferred or paid and satisfied in full, except for any Liabilities that may arise from the Retained Legacy Assets that are currently not known by the Acquirer Group (“Unknown Retained Liabilities”). Following the completion of the Sale Transaction and the Wind Down, except for the Retain Legacy Liabilities, no member of the Acquirer Group will have any Liabilities arising out or, relating to or resulting from the Acquirer Legacy Business, the Sale Transaction or the Sale Transaction Agreements, except for Unknown Retained Liabilities.

(c) Following the completion of the Sale Transaction and delivery of the resignations contemplated by Section 6.13(a)(ii), no member of the Acquirer Group will have any employees.

(d) To the knowledge of Acquirer, there are no facts or circumstances that could reasonably be expected to cause the Sale Transaction to not be timely consummated in accordance with the terms set forth in the Sale Transaction Agreements.

(e) (i) The Sale Transaction Agreements are valid and binding on, and enforceable against, the Acquirer Group Member party thereto and the counterparty thereto, and is in full force and effect, in each case subject to the Enforceability Exceptions, (ii) the Acquirer Group Member party thereto and the counterparties thereto, are not in, or alleged to be in, breach of, or default under, the Sale Transaction Agreements, (iii) no Acquirer Group Member has received or given any written claim or notice of breach of or default or notice of termination under the Sale Transaction Agreement, and (iv) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Sale Transaction Agreement (in each case, with or without notice or lapse of time or both). True and complete copies of the Sale Transaction Agreements have been delivered to or made available to the Company or its Representatives.

Section 5.27 Investigation; No Other Representations.

(a) Each Acquirer Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of the Company Group and (ii) it has been furnished with or given access to such documents and information about the Company Group and their respective businesses as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Acquirer Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any Company Group Member or any other Person, either express or implied, and each Acquirer Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the Company Group Members nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Article 6
COVENANTS

Section 6.1 Conduct of Business.

(a) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Article 8, each of Acquirer and the Company shall, and shall cause its respective Subsidiaries to, except as (i) expressly required by this Agreement, any Ancillary Document, the Sale Transaction Agreements or the Acquisition Transactions Agreement, (ii) required by applicable Law (including any Pandemic Measures), (iii) set forth on Section 6.1(a) of the Company Disclosure Schedules or the Acquirer Disclosure Schedules, as applicable, or (iv) consented to in writing by the other Party, (A) operate such Party’s business in the ordinary course consistent with past practice, and (B) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Company Group Members and the Acquirer Group Members, as applicable, and keep available the services of their respective directors, managers, officers, key employees and Contractors. Unless doing so is impracticable due to emergency or urgent circumstances, each Party shall provide advance notice to and reasonably consult with the other Party prior to or promptly following the taking of any action that would be otherwise prohibited or restricted by this Section 6.1(a) but for clause (ii) above. Further, Acquirer shall provide the Company with written notice at least two Business Days prior to taking, or permitting any of its Subsidiaries to take, any action pursuant to clause (ii) above that the Company has reasonably determined is expressly required by the Sale Transaction Agreements. Such notice shall set forth, in reasonable detail, the action proposed to be taken. If the Company objects to Acquirer or any of its Subsidiaries taking such action during such two Business Day period, Acquirer and the Company shall consult with each other and the purchaser in the Sale Transaction in good faith to determine an alternative to the proposed action, and Acquirer will, and will use commercially reasonable efforts to cause the purchaser in the Sale Transaction to, consider in good faith any issues raised or alternatives proposed by the Company. If the Company can demonstrate that the taking of the proposed action by Acquirer or any of its Subsidiaries could reasonably be expected to cause any of the conditions set forth in Article 7 not to be satisfied, or the satisfaction of such conditions being materially delayed, or otherwise jeopardize the consummation of the Merger, then Acquirer and its Subsidiaries will not take the proposed action.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Article 8, each of the Company and Acquirer shall, except as (1) expressly required by this Agreement, the Acquisition Transactions Agreements or any Ancillary Document, (2) required by applicable Law (including any Pandemic Measures), (3) set forth on Section 6.1(b) of the Company Disclosure Schedules or the Acquirer Disclosure Schedules, as applicable, or (4) consented to in writing by the other Party, not do, and shall not permit any of its Subsidiaries to do, any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of such Party, other than dividends or distributions to other Company Group Members or Acquirer Group Members, as applicable;

(ii) solely with respect to the Acquirer Group Members, directly or indirectly acquire, whether by merging or consolidating with, by purchasing a substantial portion of the assets of, by purchasing any Equity Securities of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to their respective Governing Documents, other than as required to effect the Reverse Split;

(iv) issue, deliver, sell, transfer, grant, pledge or otherwise directly or indirectly dispose of, or place any Lien (other than Permitted Liens) on, any (A) Equity Securities of any Company Group Member or Acquirer Group Member, as applicable, or (B) options, warrants or other rights to purchase or obtain any Equity Securities of any Company Group Members or Acquirer Group Members, as applicable, in each case after the Company Capitalization Freeze Date (with respect to the Company Group Members) or the Acquirer Capitalization Freeze Date (with respect to the Acquirer Group Members), as applicable;

(v) sell, assign, transfer, convey, lease, license, abandon or otherwise dispose of, any material assets, rights or properties (including Intellectual Property Rights), other than as contemplated by the Sale Transaction Agreements;

(vi) (1) incur, create or assume any Indebtedness (other than pursuant to Section 6.17), (2) modify, in any material respect, the terms of any Indebtedness or (3) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness;

(vii) fail to maintain in full force and effect insurance policies covering the Company Group Members or the Acquirer Group Members, as applicable, and their respective properties, assets and businesses in a form and amount consistent with the policies in effect as of the date of this Agreement;

(viii) solely with respect to Acquirer Group Members, enter into any Contract that, if in existence as of the date of this Agreement, would be a Sale Transaction Agreement or an Acquirer Material Contract, or amend, modify, waive any material benefit or right under or terminate any Sale Transaction Agreement or Acquirer Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Acquirer Material Contract pursuant to its terms);

(ix) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than the reimbursement of business expenses of employees in the ordinary course of business; provided, that the foregoing limitation shall not restrict any Company Group Member from making any guarantee for the benefit of, or investment in, any Person in connection with any strategic acquisition of assets or Equity Securities;

(x) solely with respect to the Acquirer Group Members or as contemplated in connection with adoption of the Post-Closing Equity Plan, (A) amend, modify, adopt, enter into or terminate any Acquirer Employee Benefit Plan, or any material benefit or compensation plan, policy, program or Contract that would be a an Acquirer Employee Benefit Plan, as applicable, if in effect as of the date of this Agreement, other than for renewals in the ordinary course of business; (B) increase the compensation payable to any individual contractor, manager, director, officer or employee of the Acquirer Group, as applicable; (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any individual contractor, manager, director, officer or employee of the Acquirer Group, as applicable; (D) grant any additional rights to severance, termination, change in control, retention or similar compensation to any individual contractor, manager, director, officer or employee of the Acquirer Group; (E) hire or engage any employee or independent contractor, or any other individual who is providing or will provide services to any Acquirer Group Member; or (F) grant any compensatory arrangement or award that may settle in Acquirer Capital Stock;

(xi) waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any manager, employee, Contractor, director or officer of any Company Group Member or any Acquirer Group Member, as applicable;

(xii) except as contemplated in the Sale Transaction Agreements or by Section 6.18 of this Agreement, implement or announce any employee layoffs, plant closings, furloughs, reductions in force, reductions in compensation, salaries, wages, hours or benefits, work schedule changes or such similar actions that could implicate the WARN Act;

(xiii) (A) negotiate, modify, extend, or enter into any collective bargaining agreement or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employee of the Company Group or the Acquirer Group, as applicable;

(xiv) make or change any entity classification or other material Tax election or adopt or change any material Tax accounting method in a manner inconsistent with past practice, file any material Tax Return in a manner inconsistent with past practices or amend any material Tax Return or file a claim for material Tax refunds, enter into any agreement with a Governmental Entity with respect to a material amount of Taxes, settle or compromise any claim or assessment by a Governmental Entity in respect of any material amount of Taxes, surrender any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the statutory period of limitation applicable to any claim, audit or assessment in respect of a material amount of income Taxes, or enter into any Tax sharing or similar agreement other than in the ordinary course of business;

(xv) (A) cancel or compromise any claim or Indebtedness owed to any Company Group Member or any Acquirer Group Member, as applicable, or (B) solely with respect to the Acquirer Group Members, settle any pending or threatened Proceeding, (1) if such settlement would require payment by any Acquirer Group Member, as applicable, in an amount greater than $100,000, in the aggregate, (2) to the extent such settlement involves a Governmental Entity or alleged criminal wrongdoing, or (3) if such settlement will impose any material, non-monetary obligations on any Company Group Member, any Acquirer Group Member, or any of their respective Affiliates after the Closing;

(xvi) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction, other than as required to effect the Reverse Split;

(xvii) solely with respect to the Acquirer Group Members, redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities, other than as required to effect the Reverse Split;

(xviii) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities, other than as required to effect the Reverse Split;

(xix) solely with respect to the Acquirer Group Members, make any capital expenditures;

(xx) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xxi) solely with respect to Acquirer Group Members, (A) modify, extend or amend any Acquirer Real Property Lease (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Acquirer Real Property Lease pursuant to its terms) or (B) enter into any new Acquirer Real Property Lease or other Contract for the use or occupancy of any real property;

(xxii) solely with respect to the Acquirer Group Members, conduct their cash management practices other than in the ordinary course of business (including with respect to the payment of accounts payable and accrued expenses, pricing of goods and services and credit practices and operation of cash management practices generally);

(xxiii) change the Company’s or Acquirer’s as applicable, methods of accounting in any material respect, other than as may be required by GAAP; or

(xxiv) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.1(b).

Unless doing so is impracticable due to emergency or urgent circumstances, each Party shall provide advance notice to and reasonably consult with the other Party prior to or promptly following the taking of any action that would be otherwise prohibited or restricted by this Section 6.1(b) but for clause (2) above. Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give Acquirer or the Company, as applicable, directly or indirectly, the right to control or direct the operations of any Company Group Member or Acquirer Group Member, as applicable, prior to the Closing.

Section 6.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7) and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement. Without limiting the generality of the foregoing, each of the Parties shall use commercially reasonable efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities necessary, proper or advisable to consummate the Transactions, including preparing and submitting any required notices related to any registrations obtained by any Company Group Member from any Governmental Entity and preparing and submitting any requests to amend or novate any Permits that may be necessary as a consequence of the Transactions. Each Party shall bear its out-of-pocket costs and expenses in connection with the preparation and obtaining of any such Consents. Acquirer shall promptly inform the Company of any communication between any Acquirer Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Acquirer of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the Transactions. Without limiting the foregoing, each Party and their respective Affiliates shall not enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of Acquirer and the Company. Nothing in this Section 6.2 obligates any Party or any of its Affiliates to agree to (1) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities, (2) terminate, amend or assign existing relationships and contractual rights or obligations, (3) amend, assign or terminate existing licenses or other agreements, or (4) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party, except with Acquirer’s and the Company’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Acquirer Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Acquirer Party) or Acquirer (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the Transactions. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with, in the case of any Acquirer Party, the Company, or, in the case of the Company, Acquirer in advance.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.2 conflicts with any other covenant or agreement in this Article 6 that is intended to specifically address certain subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 6.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 6.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 8, upon reasonable advance written notice, each of Acquirer and the Company shall provide, or cause to be provided, to the other Party and its Representatives during normal business hours reasonable access to the directors, officers, books, records, Company IT Systems and Acquirer IT Systems, as applicable, facilities and properties of each Acquirer Group Member and Company Group Member (in a manner so as to not interfere with the normal business operations of such Acquirer Group Member or Company Group Member and subject to any applicable Pandemic Measures), and shall use its and their respective commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Acquirer Group Members and the Company Group Members that are in the possession of any Acquirer Group Member or Company Group Member, as applicable, in each case, as the other Party and its Representatives may reasonably request. Notwithstanding the foregoing, each of Acquirer and the Company shall not be required to provide, or cause to be provided to, the other Party or any of its Representatives any information (i) if, and to the extent, doing so would (A) violate any Law to which an Acquirer Group Member or Company Group Member, as applicable, is subject or (B) jeopardize protections afforded to any Acquirer Group Member or Company Group Member, as applicable, under the attorney-client privilege or the attorney work product doctrine (provided that, in case of both of clauses (A) and (B), Acquirer or the Company, as applicable, shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege or Law and (y) provide such information in a manner without violating such privilege or Law), or (ii) if any Company Group Member, on the one hand, and any Acquirer Group Member, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto; provided that Acquirer or the Company, as applicable, shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 6.4 Public Announcements.

(a) Prior to the Effective Time, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the Company and Acquirer; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with the Company, if the disclosing party is any Acquirer Party, or with Acquirer, if the disclosing party is the Company, to review such announcement or communication and provide the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.4, (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions and (iv) regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case under this clause (iv), so long as such recipients are obligated to keep such information confidential.

(b) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and Acquirer prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. The Company, on the one hand, and Acquirer, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Acquirer, as applicable) a press release announcing the consummation of the Transactions (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. In connection with the preparation of each of the Signing Press Release and the Closing Press Release, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 6.5 Tax Matters.

(a) The Parties intend that for U.S. federal (and, as applicable, state and local) income Tax purposes, the Merger will be treated as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and as an exchange to which Section 351 of the Code applies (the “Intended Tax Treatment”), and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and Section 354(a)(1) of the Code. Each of the Parties shall use commercially reasonable efforts not to take an action that could reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The Parties will comply with the filing requirements of Treasury Regulations Sections 1.351-3 or 368-3, as applicable.

(b) Except as required by a “determination” within the meaning of Section 1313 of the Code, the Parties shall, and shall cause each of their respective applicable Affiliates to: (i) prepare and file all Tax Returns consistent with the Intended Tax Treatment; (ii) take no position in any communication with any Governmental Entity or any other action inconsistent with the Intended Tax Treatment; (iii) promptly inform each other of any challenge by any Governmental Entity to any portion of the Intended Tax Treatment; (iv) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Intended Tax Treatment; and (v) use their respective commercially reasonable efforts to defend the Intended Tax Treatment in any audit, examination, claim or other similar proceeding.

(c) All Transfer Taxes incurred in connection with this Agreement shall be borne by the Company and paid when due. The Company shall timely file, or cause to be timely filed, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the Acquirer will join in the execution of any such Tax Return or documentation.

(d) Acquirer and the Holders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing or amendment of Tax Returns and any audit or other proceeding with respect to Taxes or Tax Returns of Acquirer, the Surviving Company, the Company or its Subsidiaries. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any out-of-pocket expenses incurred in connection with the operation of this Section 6.5(d) shall be borne by the requesting Party.

(e) Notwithstanding any provision in this Agreement to the contrary, Acquirer makes no representations or warranties to the Company Group, the Company Stockholders or any other security holders of the Company with respect to whether the Merger qualifies for the Intended Tax Treatment.

Section 6.6 Non-Solicitation; Recommendation of the Merger.

(a) Acquirer shall not, and shall not permit or authorize any of its Subsidiaries or any Representative of Acquirer or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing; provided, that Acquirer may (x) advise any Person of the restrictions of this Agreement; and (y) advise any Person making an Acquisition Proposal that the Acquirer Board has determined that such Acquisition Proposal does not constitute a Superior Proposal, in each case, if, in so doing, no other information that is prohibited from being communicated under this Agreement is communicated to such Person. Acquirer shall, and shall cause each of its Subsidiaries and the Representatives of Acquirer and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement (provided, that Acquirer shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Acquirer Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (1) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Acquirer Board in compliance with this Section 6.6 and (2) would constitute a breach of its fiduciary duties to the Acquirer Stockholders under applicable Law). Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Acquirer Stockholder Approval, (w) Acquirer receives a written Acquisition Proposal that the Acquirer Board believes in good faith to be bona fide, (x) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 6.6 (other than de minimis breaches), (3) the Acquirer Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to constitute or lead to a Superior Proposal, and (4) the Acquirer Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (I) and/or (II) below would constitute a breach of its fiduciary duties to the Acquirer Stockholders under applicable Law, then Acquirer may (I) furnish information with respect to Acquirer and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Acquirer than, those set forth in the Confidentiality Agreement (including any standstill agreement contained therein) (an “Acceptable Confidentiality Agreement”); provided, that (x) Acquirer shall provide the Company a non-redacted copy of each confidentiality agreement Acquirer has executed in accordance with this Section 6.6 and (y) any non-public information provided to any such Person shall have been previously provided to the Company or shall be provided to the Company prior to or concurrently with the time it is provided to such Person, and (II) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. Acquirer shall not provide (and shall not permit any of its Subsidiaries or any of their respective Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 6.6, except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on Acquirer, which procedures shall be consistent in all material respects with Acquirer’s practices in dealing with the disclosures of such information to the Company or its Representatives.

(b) Neither the Acquirer Board nor any committee thereof, shall:

(i) (A) withdraw (or modify or qualify in any manner adverse to the Company) the recommendation or declaration of advisability by the Acquirer Board or any such committee of this Agreement, the Merger or any of the other Transactions, (B) recommend or otherwise declare advisable the approval by the Acquirer Stockholders or the Holders of any Acquisition Proposal, or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 6.6(b)(i) being referred to herein as an “Adverse Recommendation Change”); or

(ii) cause or permit the any Acquirer Group Member to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Acquirer Stockholder Approval, the Acquirer Board may, if the Acquirer Board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the Acquirer Stockholders under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Company pursuant to this Section 6.6, (x) make an Adverse Recommendation Change in response to a Superior Proposal, or (y) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of this Section 6.6 (other than de minimis breaches), cause Acquirer to terminate this Agreement in accordance with Section 8.1(g) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that Acquirer may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement pursuant to Section 8.1(g) unless:

(A) Acquirer notifies the Company in writing at least five Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any material amendment to the financial terms or any other term of such Superior Proposal shall require a new written notice by Acquirer and a new five Business Day period); and

(B) if the Company makes a proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Acquirer Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Company, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would result in a breach of its fiduciary duties to the Acquirer Stockholders under applicable Law;

During the five Business Day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, Acquirer shall, and shall cause its financial and legal advisors to, negotiate with the Company in good faith (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Company. If the Acquirer Board determines that an Acquisition Proposal would cease to be a Superior Proposal following the revisions to this Agreement proposed by the Company, Acquirer shall promptly so advise the Company and Acquirer and the Company shall amend this Agreement to reflect such offer made by the Company, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing. Notwithstanding anything to the contrary contained herein, neither Acquirer nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Termination Fee pursuant to Section 8.3, if applicable).

(c) In addition to the obligations of Acquirer set forth in Section 6.6(a) and Section 6.6(b), Acquirer promptly (and in any event within 24 hours of receipt) shall advise the Company in writing in the event Acquirer or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. Acquirer shall keep the Company informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, Acquirer shall promptly (and in any event within 24 hours) notify the Company orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.6(a) or Section 6.6(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. Acquirer shall provide the Company with at least 24 hours prior notice (or such shorter notice as may be provided to the Acquirer Board) of a meeting of the Acquirer Board at which the Acquirer Board is reasonably expected to consider an Acquisition Proposal.

(d) Acquirer agrees that any violation of the restrictions set forth in this Section 6.6 by any Representative of Acquirer or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of Acquirer or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by Acquirer.

(e) Acquirer shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Acquirer’s ability to comply with any of the terms of this Section 6.6, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f) Acquirer shall not take any action to exempt any Person (other than the Company and its Affiliates) from the restrictions on obtaining a controlling interest under Sections 78.387 through 78.3793 of the Nevada Revised Statutes or the provisions regarding combinations with interested stockholders under Sections 78.411 through 78.444 of the Nevada Revised Statutes (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.1(g).

(g) Nothing contained in Section 6.6(a) shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 8.1(f)) unless the Acquirer Board expressly reaffirms its recommendation to the Acquirer Stockholders in favor of the approval of this Agreement and the Transactions in such disclosure and expressly rejects any applicable Acquisition Proposal.

(h) If Acquirer provides the Company with notice of a Superior Proposal as contemplated in Section 6.6(b) after a date that is less than seven (7) Business Days before the Acquirer Stockholder Meeting, Acquirer shall be entitled to, and the Company shall be entitled to require Acquirer to, adjourn or postpone the Acquirer Stockholder Meeting to a date that is not more than 15 Business Days after the scheduled date of the Acquirer Stockholder Meeting but in any event the Acquirer Stockholder Meeting shall not be postponed to a date which would prevent the Effective Time from occurring on or prior to the Termination Date.

Section 6.7 Company Financial Statements. As promptly as reasonably practicable following the date of this Agreement, the Company shall provide to Acquirer the unaudited consolidated balance sheet of the Company Group, and the related unaudited consolidated statements of income, changes in members’ equity (deficit) and cash flows, prepared in accordance with (i) GAAP applied on a consistent basis throughout the covered periods and (ii) Regulation S-X, that have been reviewed by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105, for each fiscal quarter of the Company Group between January 1, 2023 and September 30, 2023 (and the comparable period in the prior year). All costs incurred in connection with preparing and obtaining such financial statements shall be borne by the Company.

Section 6.8 Preparation of Proxy Statement and Form S-4; Acquirer Stockholders Meeting.

(a) As promptly as practicable after the date of this Agreement (and in any event within twenty-eight (28) calendar days after the date hereof), Acquirer shall (i) prepare (with the Company’s reasonable cooperation) and file with the SEC (A) a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the Acquirer Stockholders relating to the special meeting of the Acquirer Stockholders (the “Company Stockholders Meeting”) to be held to consider the Acquirer Stockholder Approval Matters and (B) a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Acquirer Common Stock comprising (x) the “Merger Consideration, and (y) the Acquirer Common Stock underlying the Adjusted Warrants, and (ii) in consultation with the Company, set a preliminary record date for the Acquirer Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. Acquirer shall use its reasonable best efforts (1) to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other Transactions and (2) to cause the Proxy Statement to be mailed to the Acquirer Stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Acquirer shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Acquirer Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Capital Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement will be made by Acquirer without providing the Company a reasonable opportunity to review and comment thereon and without the Company’s prior approval (which shall not be unreasonably withheld). Acquirer will advise the Company promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Acquirer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Company with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. Acquirer shall (i) provide the Company with reasonable prior notice of any scheduled telephone calls between Acquirer or its Representatives and the SEC, and (ii) use its reasonable best efforts to allow the Company or its Representatives to participate in all such telephone calls.

(b) Acquirer shall cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the provisions of the Federal Securities Laws, the Nevada Revised Statutes, the DGCL and any other applicable Law. Notwithstanding the foregoing, neither Acquirer nor Merger Sub shall have any such obligation with respect to statements included or incorporated by reference in the Proxy Statement or the Form S-4 based on information supplied in writing by or on behalf of the Company specifically for inclusion therein. If at any time prior to the Effective Time any information relating to the Company or Acquirer, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Acquirer that should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to Acquirer Stockholders; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(c) As promptly as practicable (and in any event within ten (10) calendar days) after the Form S-4 is declared effective under the Securities Act, Acquirer shall duly call, give notice of the Acquirer Stockholders Meeting solely for the purpose of obtaining the Acquirer Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith. The Acquirer Stockholder Meeting shall be held as promptly after the date of such notice as permitted under applicable Law, the listing rules of the Nasdaq and Acquirer’s Governing Documents. Acquirer may postpone or adjourn the Acquirer Stockholders Meeting solely: (i) with the prior written consent of the Company; (ii) (A) due to the absence of a quorum or (B) if Acquirer has not received proxies representing a sufficient number of shares of Acquirer Capital Stock to constitute the Acquirer Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Acquirer Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Acquirer Stockholders prior to the Acquirer Stockholders Meeting or (iv) pursuant to Section 6.6(h); provided, that Acquirer may not postpone or adjourn the Acquirer Stockholders Meeting more than a total of two (2) times pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section 6.8. Notwithstanding the foregoing, Acquirer shall, at the request of the Company, to the extent permitted by applicable Law, adjourn the Acquirer Stockholders Meeting to a date specified by the Company for the absence of a quorum or if Acquirer has not received proxies representing a sufficient number of shares of Acquirer Capital Stock to constitute the Acquirer Stockholder Approval; provided, that Acquirer shall not be required to adjourn the Acquirer Stockholders Meeting more than one (1) time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days. Except in the case of an Adverse Recommendation Change specifically permitted by Section 6.6(b), Acquirer, through the Acquirer Board, shall (I) recommend to Acquirer Stockholders that they adopt this Agreement and the Ancillary Documents and approve of the Acquirer Stockholder Approval Matters, (II) include the Acquirer Board Recommendation in the Proxy Statement and (III) publicly reaffirm the Acquirer Board Recommendation within twenty-four (24) hours after a request to do so by the Company. Without limiting the generality of the foregoing, Acquirer agrees that (x) except in the event of an Adverse Recommendation Change specifically permitted by Section 6.6(b), Acquirer shall use commercially reasonable efforts to solicit proxies to obtain the Acquirer Stockholder Approval and (y) its obligations pursuant to this Section 6.8(c) shall not be affected by the commencement, public proposal, public disclosure or communication to Acquirer or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change.

Section 6.9 Takeover Laws. Acquirer and the Acquirer Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other Transactions and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other Transactions take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other Transactions.

Section 6.10 Nasdaq Listing.

(a) From the date of this Agreement through the Effective Time, Acquirer shall use commercially reasonable efforts to ensure Acquirer remains listed as a public company on Nasdaq and to obtain the Nasdaq Approval and the Company will use commercially reasonable efforts to support Acquirer in obtaining the Nasdaq Approval.

(b) Acquirer shall promptly prepare and use commercially reasonable efforts to submit the Nasdaq Listing Application to Nasdaq as promptly as reasonably practicable after the date of this Agreement and the Company will use commercially reasonable efforts to support Acquirer in timely preparing and submitting the Nasdaq Listing Application.

(c) Acquirer shall cause the Nasdaq Listing Application to comply in all material respects with the requirements of the Nasdaq, and any other applicable Law. Acquirer shall use its commercially reasonable efforts to resolve all Nasdaq comments with respect to the Nasdaq Listing Application as promptly as reasonably practicable after receipt thereof and to have the Nasdaq Listing Application cleared by the staff of Nasdaq, and the Nasdaq Approval obtained, as promptly as reasonably practicable after such submission.

(d) No amendment or supplement to the Nasdaq Listing Application shall be made by Acquirer without the reasonable advance notice to the Company. Acquirer shall promptly provide notice to the Company of any correspondence or communications with or comments from Nasdaq and shall provide the Company with copies of all such written comments and written correspondence. Acquirer shall consider in good faith any comments of the Company prior to submitting any response letters or other correspondence to Nasdaq. Acquirer shall (i) provide the Company with reasonable prior notice of any scheduled telephone calls between Acquirer or its Representatives and Nasdaq, and (ii) use its reasonable best efforts to allow the Company or its Representatives to participate in all such telephone calls.

Section 6.11 Acquirer Indemnification and Insurance.

(a) Each Party agrees that (i) all rights to advancement, indemnification, limitations on liability or exculpation now existing in favor of the directors and officers of each Acquirer Party, as provided in the applicable Acquirer Party’s Governing Documents in effect as of immediately prior to the Effective Time, in either case, solely with respect to any acts, errors or omissions occurring on or prior to the Effective Time, shall survive the Transactions and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Acquirer will perform and discharge, or cause to be performed and discharged, all obligations to provide such advancement, indemnity, limitations on liability and exculpation during such six (6)-year period. During such six (6)-year period, Acquirer shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the applicable Acquirer Party’s Governing Documents or other applicable agreements in effect as of the date hereof. The advancement, indemnification and liability limitation or exculpation provisions of the Acquirer Parties’ Governing Documents or in other applicable agreements in effect as of immediately prior to the Effective Time shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time or at any time prior to such time, were directors or officers of any Acquirer Party (the “Acquirer D&O Persons”) to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any act, error or omission occurring on or prior to the Effective Time by reason of the fact that such Acquirer D&O Person was a director or officer of any Acquirer Party immediately prior to the Effective Time unless such amendment, repeal or other modification is required by applicable Law.

(b) Acquirer shall not have any obligation under this Section 6.11 to any Acquirer D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Acquirer D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) If, following the Closing, Acquirer (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Acquirer shall assume all of the obligations set forth in this Section 6.11.

(d) Acquirer and its Subsidiaries shall maintain director and officers insurance policies, including purchasing any “tail” policies as may be required, with coverage at least as favorable to the D&O Persons as in effect at the Effective Time without any reduction in scope or coverage for six (6) years from the Effective Time.

(e) The Acquirer D&O Persons entitled to the advancement, indemnification, liability limitation, and exculpation set forth in this Section 6.11 are intended to be third party beneficiaries of this Section 6.11. This Section 6.11 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of Acquirer.

Section 6.12 Company Indemnification.

(a) Each Party agrees that (i) all rights to advancement, indemnification, limitations on liability, or exculpation now existing in favor of the directors and officers of any Company Group Member, as provided in the Company Group Member’s Governing Documents in effect as of immediately prior to the Effective Time, in either case, solely with respect to any acts, errors or omissions occurring on or prior to the Effective Time, shall survive the Transactions and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Acquirer will perform and discharge, or cause to be performed and discharged, all obligations to provide such advancement, indemnity, limitations on liability and exculpation during such six (6)-year period. During such six (6)-year period, Acquirer shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the applicable Company Group Member’s Governing Documents or other applicable agreements in effect as of the date hereof. The advancement, indemnification and liability limitation or exculpation provisions of any Company Group Member’s Governing Documents or in other applicable agreements in effect as of immediately prior to the Effective Time shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time or at any time prior to such time, were directors or officers of the applicable Company Group Member (the “Company D&O Persons”) to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any act, error or omission occurring on or prior to the Effective Time by reason of the fact that such Company D&O Person was a director or officer of the applicable Company Group Member prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of Acquirer or the Company shall have any obligation under this Section 6.12 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) If, following the Closing, Acquirer (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Acquirer shall assume all of the obligations set forth in this Section 6.12.

(d) The Company D&O Persons entitled to the advancement, indemnification, liability limitation and exculpation set forth in this Section 6.12 are intended to be third party beneficiaries of this Section 6.12. This Section 6.12 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of Acquirer.

Section 6.13 Post-Closing Directors and Officers.

(a) Subject to applicable listing rules of Nasdaq, applicable Law and the second sentence of Section 6.13(b), not less than five (5) Business Days prior to the Closing Date:

(i) the Company shall designate in writing to Acquirer five (5) Persons that will serve on the Acquirer Board as of immediately following Closing, which shall include the Persons set forth on Section 6.13(a) of the Company Disclosure Schedules; and

(ii) Acquirer shall deliver to the Company executed letters of resignation from all members of the Acquirer Board, and all officers of Acquirer, effective immediately prior to the Effective Time, other than any member of the Acquirer Board designated for continued service pursuant to this Section 6.13(a)(ii).

(b) For the avoidance of doubt, as of immediately following Closing, the Acquirer Board shall consist of five (5) directors. Notwithstanding the designation rights of the Parties in Section 6.13(a), not less than a majority of the directors on the Acquirer Board as of immediately following the Closing shall qualify as independent directors in accordance with the Nasdaq listing rules. In the event that any designee designated pursuant to Section 6.13(a) is unable or unwilling to serve, for any reason, as a director on the Acquirer Board at the Effective Time, the Company shall have the right to designate another individual to become a designee in place of such unavailable designee. The designees appointed pursuant to this Section 6.13 shall be assigned to the committees of the Acquirer Board as determined by the Company not less than five (5) Business Days prior to the Closing.

(c) The Persons identified on Section 6.13(c) of the Company Disclosure Schedules shall be the officers of Acquirer immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any Person identified on Section 6.13(c) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability or otherwise) to serve as an officer, then the Company may, subject to applicable listing rules of Nasdaq and applicable Law, replace such individual with another individual to serve as such officer by amending Section 6.13(c) of the Company Disclosure Schedules to include such replacement individual as such Officer.

(d) Each Party shall take all such action as may be necessary or appropriate to give effect to the designations set forth in Section 6.13(a), Section 6.13(b) and Section 6.13(c) as of immediately following Closing.

(e) At the Closing, Acquirer shall enter into customary indemnification agreements, in a form reasonably satisfactory to each of the Company and Acquirer, with the post-Closing directors and officers of Acquirer as determined pursuant to this Section 6.13 other than any such directors or officers who were already party to an indemnification agreement with Acquirer immediately prior to the Closing.

Section 6.14 Section 16 of the Exchange Act. Prior to the Closing, the Acquirer Board or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3 under the Exchange Act, such that the acquisition of Acquirer Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of Acquirer for purposes of Section 16(b) of the Exchange Act (“Section 16(b)”) shall be exempt acquisitions for purposes of Section 16(b).

Section 6.15 Notification of Certain Matters. Each Party shall provide the other Parties with prompt written notice upon becoming aware of any event, fact or circumstance that would reasonably be expected to cause such Party’s or any other Party’s conditions set forth in Article 7 not to be satisfied, or the satisfaction of such conditions being materially delayed. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. No notice pursuant to this Section 6.15 shall affect any representation, warranty, covenant, right or remedy of any Party or any condition to the obligations of any Party.

Section 6.16 Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Article 8, Acquirer, on the one hand, and the Company, on the other hand, shall each notify the other promptly after learning of any demand (or threat thereof) or other Proceeding brought on behalf of an Acquirer Stockholder or Company Stockholder, respectively, whether or not before any Governmental Entity (including derivative claims), relating to this Agreement or the Transactions (collectively, “Transaction Litigation”) commenced or, to the knowledge of Acquirer or to the knowledge of the Company, as applicable, threatened in writing against (a) in the case of Acquirer, Acquirer, any of Acquirer’s Affiliates or any of their respective officers, directors, managers, employees, or stockholders or members (in their capacity as such) or (b) in the case of the Company, any Company Group Member, any of the Company Group’s controlled Affiliates or any of their respective officers, directors, managers, employees or members (in their capacity as such). Acquirer and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) any Company Group Member, any of the Company Group’s Affiliates or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of Acquirer (such consent not to be unreasonably withheld, conditioned or delayed) or (y) Acquirer, any of Acquirer’s Affiliates or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.17 Pre-Closing Financings; Expense Financings; Company Pre-Closing Financing.

(a) Prior to the Closing or termination of this Agreement in accordance with Article 8, contingent upon Acquirer obtaining stockholder approval for an increase in its authorized captial, Acquirer shall consummate a transaction or series of transactions in which Acquirer issues and sells securities for capital raising purposes (each, a “Pre-Closing Financing”) in an aggregate amount such that after paying transaction costs incurred by Acquirer in connection therewith, Acquirer shall have raised $2,500,000 (the “Pre-Closing Financing Target”). No later than five (5) Business Days following the consummation of such Pre-Closing Financings, Acquirer shall pay to the Company an amount in cash equal to eighty percent (80%) of the proceeds received by Acquirer from such Pre-Closing Financing (less transaction costs incurred by Acquirer in connection therewith) up to the Pre-Closing Financing Target in exchange for an unsecured promissory note in a form that is reasonably acceptable to Acquirer and the Company (a “Bridge Note”). Each Bridge Note shall provide that (a) in the event that the Closing occurs or this Agreement is terminated pursuant to Article 8 and Acquirer is obligated to pay the Termination Fee or Reimbursed Expenses to the Company, the Bridge Note shall be deemed cancelled, paid and satisfied in full in accordance with its terms and (b) in the event that this Agreement is terminated pursuant to Article 8 and Acquirer is not obligated to pay the Termination Fee or Reimbursed Expenses to the Company, the Company shall be obligated to repay the amounts outstanding under the Bridge Note to Acquirer on the first anniversary of the date that this Agreement is terminated. Amounts outstanding under each Bridge Note shall bear interest at the prime lending rate as published in The Wall Street Journal in effect on the date such Bridge Note is issued by the Company. All Equity Securities issued by Acquirer in any Pre-Closing Financing shall be taken into account in determining the Acquirer Fully Diluted Share Number. Any remaining proceeds raised pursuant to Pre-Closing Financing may be used by Acquirer (x) to pay legal and other advisory fees incurred by the Acquirer Group Members in connection with the Transactions, (y) to pay down the principal amount of the Acquirer Convertible Notes and the Centurion Note, and (z) to pay operating expenses incurred by the Acquirer Group Members in the ordinary course of business.

(b) Upon achieving the Pre-Closing Financing Target as set forth in Section 6.17(a), Acquirer shall be permitted to issue and sell Equity Securities or promissory notes convertible into Equity Securities, in a transaction or series of transactions (each, a “Subsequent Pre-Closing Financing”), for the purpose of (i) paying to the Company an amount in cash equal to eighty percent (80%) of the proceeds received by Acquirer from such Subsequent Pre-Closing Financing (less transaction costs incurred by Acquirer in connection therewith) (the "Acquirer Financing Proceeds") in exchange for an unsecured convertible promissory note in a form that is reasonably acceptable to Acquirer and the Company (a “Subsequent Financing Note”); and (ii) using the remaining net proceeds (x) to pay legal and other advisory fees incurred by the Acquirer Group Members in connection with the Transactions, (y) to pay down the principal amount of the Acquirer Convertible Notes and the Centurion Note, and (z) to pay operating expenses incurred by the Acquirer Group Members in the ordinary course of business. Each Subsequent Financing Note shall provide that (a) in the event that the Closing occurs or this Agreement is terminated pursuant to Article 8 and Acquirer is obligated to pay the Termination Fee or Reimbursed Expenses to the Company, the Bridge Note shall be deemed cancelled, paid and satisfied in full in accordance with its terms and (b) in the event that this Agreement is terminated pursuant to Article 8 and Acquirer is not obligated to pay the Termination Fee or Reimbursed Expenses to the Company, the Company shall be obligated to repay the amounts outstanding under the Bridge Note to Acquirer on the first anniversary of the date that this Agreement is terminated. Amounts outstanding under each Subsequent Financing Note shall bear interest at the prime lending rate as published in The Wall Street Journal in effect on the date such Subsequent Financing Note is issued by the Company. All Equity Securities issued by Acquirer in any Subsequent Pre-Closing Financing shall be taken into account in determining the Acquirer Fully Diluted Share Number. The Adjusted Acquirer Valuation shall be increased by the amount of each Subsequent Financing Note related to a Subsequent Pre-Closing Financing resulting from the sale of Equity Securities (collectively, the “Cash Financing Adjustment”), and the Adjusted Acquirer Valuation shall be decreased by twenty-five percent (25%) of each Subsequent Financing Note related to a Subsequent Pre-Closing Financing resulting from the issuance of convertible notes (collectively, the “Debt Financing Adjustment”). Indebtedness related to a Subsequent Pre-Closing Financing shall not be considered in regard to the $500,000 cap on Indebtedness at Closing closing condition set forth in Section 7.3(k).

(c) Company shall be permitted to issue and sell Equity Securities or promissory notes convertible into Equity Securities, in a transaction or series of transactions (each, a “Company Pre-Closing Financing”), for the purpose of financing post-closing operating expenses incurred by the Company in the ordinary course of business. All Equity Securities issued by the Company in any Company Pre-Closing Financing shall be taken into account in determining the Company Fully Diluted Share Number. The Adjusted Company Valuation shall be increased by the amount of each Company Pre-Closing Financing (collectively, the “Company Financing Adjustment”).

Section 6.18 Employee Matters.

(a) Acquirer shall terminate each Acquirer Employee Benefit Plan (and all Contracts related thereto), effective not later than the day immediately preceding the Closing Date.

(b) Acquirer shall terminate the employment or service, as applicable, of each service provider of the Acquirer Group indicated by the Company in such request, effective not later than the Closing Date.

(c) As soon as administratively practicable on or following the applicable date of termination of employment or service, as applicable, with the Acquirer Group, and in accordance with applicable Law, the Acquirer or its respective Subsidiary shall pay to each such terminated service provider any and all compensation and benefits (including mid-year incentives, if applicable) that have been earned and accrued through such termination date.

(d) Prior to the Closing, Acquirer shall adopt a post-closing equity plan (the “Post-Closing Equity Plan”) in a form approved by the Company that provides for an equity pool equal to twenty percent (20%) of the fully-diluted shares of Acquirer Common Stock immediately following the Closing, and prepare and file with the SEC a Form S-8 (or any successor form, or if Form S-8 is not available, such other appropriate forms) registering the number of shares of Acquirer Common Stock as reserved thereunder. Such Form S-8 or successor or other appropriate form shall be effective no later than the Closing.

Section 6.19 Investigation Resolution. Except as set forth in Section 6.19 of the Acquirer Disclosure Schedules, Acquirer shall have settled or otherwise resolved, with prejudice, all complaints, claims, actions, suits, litigation, proceedings or governmental or administrative investigations pending or threatened against or affecting Acquirer or any of its Affiliates to the reasonable satisfaction of the Company (the “Investigation Resolution”). All obligations of Acquirer set forth in any such settlement or other agreement effecting the Investigation Resolution shall be satisfied in full prior to Closing.

Section 6.20 Preliminary Shareholder Vote. Within forty-five (45) days of the date of this Agreement, Acquirer shall have received shareholder approval for Proposals 1, 2 and 3 set forth in the definitive proxy statement filed December 5, 2023 (the “Preliminary Shareholder Vote”).

Article 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED
BY THIS AGREEMENT

Section 7.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a)	the satisfactory completion of a due diligence investigation;

(b)	the filing of Acquirer’s quarterly report for the period ended September 30, 2023;

(c) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing or making illegal the consummation of the Transactions shall be in effect;

(d) the Acquirer Stockholder Approval shall have been obtained;

(a)	the Company Stockholder Approval shall have been obtained;

(f) the Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened;

(g) Nasdaq Approval shall have been obtained; and

(h) the Acquirer will have entered into the Sale Transaction Agreement within 30 days of the date of this Agreement and all conditions for the closing of the Sale Transaction shall have been performed or waived in accordance with the Sale Transaction Agreements and the Sale Transaction shall be consummated prior to or concurrently with the consummation of the Merger.

Section 7.2 Other Conditions to the Obligations of the Acquirer Parties. The obligations of the Acquirer Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by Acquirer (on behalf of itself and the other Acquirer Parties) of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 4.2) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Company set forth in Article 4 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality,” “Company Impairment Effect” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect or Company Impairment Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Impairment Effect shall have occurred and be continuing and no Company Material Adverse Effect shall have occurred;

(d) the Approving Company Stockholders shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Support Agreements at or prior to the Closing;

(e) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Acquirer the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied, in a form and substance reasonably satisfactory to Acquirer;

(ii) certificates of good standing with respect to each Company Group Member issued by the applicable jurisdiction where such entities are formed or qualified to do business, each dated as of the most recent practicable date; and

(iii) a certificate duly executed by an authorized officer of the Company (in form and substance reasonably satisfactory to Acquirer) conforming to the requirements of Treasury Regulations Sections 1.897-2(h)(2) and 1.1445-2(c)(3);

(f) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Acquisition Transaction Agreements at or prior to the Closing;

(g) all conditions for the closing of the Acquisition Transactions shall have been performed or waived in accordance with the Acquisition Transactions Agreements and the Acquisition Transactions shall be consummated at or prior to the Closing.

Section 7.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Acquirer Fundamental Representations (other than the representations and warranties set forth in Section 5.2) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties set forth in Section 5.2 shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Acquirer Parties set forth in Article 5 (other than the Acquirer Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality,” “Acquirer Impairment Effect” or “Acquirer Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an Acquirer Material Adverse Effect or Acquirer Impairment Effect;

(b) the Acquirer Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Acquirer Parties under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Acquirer Impairment Effect shall have occurred and be continuing and no Acquirer Material Adverse Effect shall have occurred;

(d) the Acquirer Supporting Stockholders shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Support Agreements and the Side Letters, as applicable, at or prior to the Closing;

(e) the Acquirer Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Effective Time;

(f) the Acquirer Group Members shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Sale Transaction Agreements at or prior to the Closing;

(g) the Wind Down shall have been completed to the reasonable satisfaction of Acquirer;

(h) [Reserved];

(i) the Reverse Split shall have been consummated;

(j) Acquirer shall have delivered evidence reasonably acceptable to the Company that all accrued fees, costs, expenses, Liabilities, Indebtedness or other owed payments (including, but not limited to, any costs arising from insurance, change of control payments, severance, settlements, legal fees, indemnification, investigations, advisor fees, compensation, benefits, employment or otherwise) of the Acquirer Group as of immediately prior to the Effective Time shall have been paid or otherwise satisfied in full;

(k) Acquirer shall have a maximum amount of $500,000 of Indebtedness at Closing comprised of trade-based accounts payable;

(l) Satisfaction of the Investigation Resolution covenant set forth in Section 6.19;

(m) Execution of all applicable Support Agreements, Side Letters, Exchange Agreements and Lock-Up Agreements;

(n) at or prior to the Closing, Acquirer shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of Acquirer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.1(f), Section 7.3(a), Section 7.3(b), Section 7.3(c), Section 7.3(f), Section 7.3(g), Section 7.3(i), Section 7.3(k), Section 7.3(l), Section 7.3(m), Section 7.3(n) and Section 7.3(o) are satisfied, in a form and substance reasonably satisfactory to the Company;

(ii) duly executed resignation letters from the officers and directors of Acquirer, as contemplated by Section 6.13(a)(ii); and

(iii) certificates of good standing with respect to each Acquirer Group Member issued by the applicable jurisdiction where such entities are formed or qualified to do business, each dated as of the most recent practicable date; and

(o) Satisfaction of the Preliminary Shareholder Vote covenant set forth in Section 6.20.

Section 7.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.2, or a material breach of this Agreement by the Company. None of the Acquirer Parties may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by an Acquirer Party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.2, or a material breach of this Agreement by an Acquirer Party.

Article 8
TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after the Acquirer Stockholder Approval has been obtained:

(a) by mutual written consent of Acquirer and the Company;

(b) by Acquirer, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 7.2(a) or Section 7.2(b) will not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Acquirer, and (ii) the fifth (5th) Business Day prior to the Termination Date; provided, however, that none of the Acquirer Parties is then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 5 shall not be true and correct or if any Acquirer Party has failed to perform any covenant or agreement on the part of such applicable Acquirer Party set forth in this Agreement (including an obligation to consummate the Closing), other than with respect to a breach of Section 6.2, Section 6.6, Section 6.8(c), Section 6.17(a), Section 6.19, Section 6.20, or Section 8.4, as to which Section 8.1(f)(iv) will apply, such that the condition to Closing set forth in either or Section 7.3(a) or Section 7.3(b) will not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Acquirer by the Company and (ii) the fifth (5th) Business Day prior to the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d) by either Acquirer or the Company, if the Transactions shall not have been consummated on or prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to (i) Acquirer, if any Acquirer Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date, (ii) the Company, if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date and (iii) either Acquirer or the Company if any Proceeding for specific performance to compel the Closing is pending in a court specified in Section 9.15 as of the Termination Date;

(e) by either Acquirer or the Company, if:

(i) any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting any of the Transactions and such Order or other action shall have become final and nonappealable; or

(ii) if the Acquirer Stockholder Approval shall not have been obtained at the Acquirer Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided that Acquirer shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e)(ii) if the failure to obtain such Acquirer Stockholder Approval is proximately caused by any action or failure to act of Acquirer that constitutes a breach of this Agreement;

(f) by the Company, if:

(i) an Adverse Recommendation Change shall have occurred;

(ii) within 10 Business Days of a tender or exchange offer relating to securities of Acquirer having been commenced, Acquirer fails to publicly recommend against such tender or exchange offer;

(iii) Acquirer fails to publicly reaffirm its recommendation of the Transactions within 5 Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to the Acquirer Stockholders upon a request to do so by the Company;

(iv) Acquirer breaches or fails to perform any of its obligations set forth in Section 6.2, Section 6.6, Section 6.8(c), Section 6.17(a), Section 6.19, Section 6.20 or Section 8.4;

(v) the Acquirer Board (or any committee thereof) formally resolves or publicly authorizes or proposes to take any of the foregoing actions;

(g) by Acquirer, at any time prior to obtaining the Acquirer Stockholder Approval, in order to accept a Superior Proposal in accordance with Section 6.6(b); provided, that Acquirer shall have (i) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (ii) otherwise complied with all provisions of Section 6.6(b), including the notice provisions thereof, and (iii) paid any amounts due pursuant to Section 8.3; and

(h) by either Acquirer or the Company, if the Sale Transaction shall not have been consummated prior to the Termination Date.

The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives); provided, that:

(a) (i) Section 4.19, Section 5.24, Section 6.3(a), this Section 8.2, Section 8.3, Section 8.4, Article 9 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (ii) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms;

(b) Acquirer may have liability as provided in Section 8.3; and

(c) the termination of this Agreement pursuant to Section 8.1 shall not affect any Liability on the part of any Party for the Willful Breach of this Agreement by, or any Fraud of, such Party (or in the case of Acquirer, Acquirer or Merger Sub).

Section 8.3 Certain Termination Matters.

(a) In the event that:

(i) (A) prior to termination of this Agreement, an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to the Acquirer Stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of Acquirer or the Acquirer Board and not expired or been publicly withdrawn prior the Termination Date or the Acquirer Stockholder Meeting, as applicable, (B) this Agreement is terminated by Acquirer or the Company pursuant to Section 8.1(d) or Section 8.1(e)(ii), or by the Company pursuant to Section 8.1(c) due to any Willful Breach or Fraud by an Acquirer Party and (C) within 12 months after the date of such termination, Acquirer enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to the Acquirer Stockholders for adoption, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “5%” or “10%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(f) or Section 8.1(h); or

(iii) this Agreement is terminated by Acquirer pursuant to Section 8.1(g) or Section 8.1(h);

then, in any such event, Acquirer shall pay to the Company a fee of $1,000,000 (the “Termination Fee”), less the amount of Reimbursed Expenses previously paid to the Company (if any) pursuant to Section 8.3(b), it being understood that in no event shall Acquirer be required to pay the Termination Fee on more than one occasion.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c) under circumstances in which the Termination Fee is not then payable pursuant to Section 8.3(a)(i), then Acquirer shall reimburse the Company and its Affiliates for all of their fees, costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and its Affiliates) incurred by the Company or its Affiliates or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Reimbursed Expenses”), up to a maximum amount of $250,000; provided, that the payment by Acquirer of the Reimbursed Expenses shall not (A) relieve Acquirer of any subsequent obligation to pay the Termination Fee pursuant to Section 8.3(a)(i) or (B) relieve Acquirer from any liability for the Willful Breach of this Agreement by, or any Fraud of, any Acquirer Party.

(c) In the event that this Agreement is terminated by the Acquirer pursuant to Section 8.1(b), then Company shall reimburse the Acquirer and its Affiliates for all of their fees, costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and its Affiliates) incurred by the Company or its Affiliates or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Reimbursed Expenses”), up to a maximum amount of $250,000; provided, that the payment by Acquirer of the Reimbursed Expenses shall not (A) relieve Company from any liability for the Willful Breach of this Agreement by, or any Fraud of, any Company Party.

(d) Payment of the Termination Fee shall be made by wire transfer of same day funds to the accounts designated by the Company, (i) on the consummation of any transaction contemplated by an Acquisition Proposal in the case of a Termination Fee payable pursuant to Section 8.3(a)(i), or (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of a Termination Fee payable pursuant to any other provision of this Section 8.3. Payment of the Reimbursed Expenses shall be made by wire transfer of same day funds to the accounts designated by the Company within two Business Days after the Company notifies Acquirer of the amounts thereof.

(e) Each Party acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement. Accordingly, if such Party fails promptly to pay any amounts due pursuant to this Section 8.3, and, in order to obtain such payment, the other Party commences a suit that results in a judgment against such Party for the amounts set forth in this Section 8.3, such Party shall also pay the other Party its fees, costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(f) The payment, when due and paid, by a Party of a Termination Fee or Reimbursed Expenses, as applicable, pursuant to this Section 8.3 shall be the sole and exclusive remedy of the other Party in the event of the termination of this Agreement under the circumstances requiring the payment of a Termination Fee or Reimbursed Expenses, as applicable, pursuant to this Section 8.3. For the avoidance of doubt, in the event that a Party actually receives a Termination Fee or Reimbursed Expenses, as applicable, (and, to the extent applicable, any other amounts payable under Section 8.3(e)), the receipt thereof shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by such Party that such Party may be otherwise entitled to pursue under this Section 8.3, and in such case such Party shall not be entitled to bring or maintain any Proceeding or make any claim against the other Party arising out of or relating to this Agreement or any of the transactions contemplated hereby, except as set forth in the last sentence of Section 8.3(e). Notwithstanding the foregoing, nothing in this Section 8.3(f) shall, or shall be deemed or construed to, relieve any Party from liability for Fraud, limit any recourse or remedy available to any Party in respect of the other Party’s Fraud, or preclude a determination that Fraud occurred.

Section 8.4 Restrictive Covenants.

(a) During the period beginning on the date of this Agreement and ending on the earlier of (x) the Closing and (y) the fifth anniversary of the date that this Agreement is terminated in accordance with Article 8 (such period, the “Restricted Period”), except as otherwise pre-approved in writing by the Company, Acquirer covenants that neither Acquirer nor any Acquirer Group Member, nor any of their respective Affiliates, shall, directly or indirectly, in any capacity, for the benefit of any Person (other than the Company or any Affiliate of the Company), (i) establish or engage in the Company Business anywhere in the world (the “Restricted Territory”), including by way of the purchase (whether by way of stock purchase, asset purchase, merger, consolidation, exclusive license, or otherwise) of a Person (or the business or assets of a Person) engaged in the Company Business anywhere in the Restricted Territory, (ii) own any interest in, manage, operate, join, control, render financial assistance to, consult with, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, extend credit to, guarantee, or otherwise participate in any of the foregoing in respect of, any Person that engages in the Company Business anywhere in the Restricted Territory, or (iii) or knowingly attempt to do any of the foregoing.

(b) Acquirer acknowledges and agrees that it will receive substantial benefits by virtue of the transactions contemplated by this Agreement, that the restrictions contained in this Section 8.4 are reasonable in all respects (including with respect to subject matter, time period, and geographical area), are no greater than necessary to fully vest in the Company the benefits of the transactions contemplated by this Agreement, and constitute a material inducement to the Company to enter into this Agreement and consummate the transactions contemplated by this Agreement.

Article 9
MISCELLANEOUS

Section 9.1 Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Effective Time, except (a) for those covenants and agreements that, by their terms, survive or contemplate performance after the Effective Time and (b) this Article 9 and any corresponding definitions set forth in Article 1.

Section 9.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of Acquirer and the Company. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by Acquirer and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any Acquirer Party, to:

Assure Holdings Corp.

7887 East Belleview Avenue, Suite 500

Greenwood Village, Colorado 80111

Attention: John Farlinger, Chief Executive Officer

Telephone: (720) 287-3093

Email: john.farlinger@assureiom.com

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, CO 80202

Attention: Jason Brenkert

Telephone: (303) 352-1133

E-mail: brenkert.jason@dorsey.com

(b) If to the Company, to:

Danam Health, Inc.

100 Whitaker Road

Lutz, FL 33549

Attn: Suren Ajjarapu, Chairman

Telephone: (813) 601-3533

Email: Suren@danamhealth.com

with a copy (which shall not constitute notice) to:

Dykema Gossett PLLC

111 E. Kilbourn Avenue – Suite 1050

Milwaukee, WI 53202

Attention: Kate Bechen

Telephone: (414) 488-7333

E-mail: KBechen@dykema.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Nevada.

Section 9.6 Fees and Expenses. Except as otherwise set forth in this Agreement, including Section 8.3, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 9.7 Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with the Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections or Schedules are to Articles, Sections, and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available (i) to Acquirer, any documents or other materials posted to the “Gryphon VDR” electronic data room hosted by Google Drive and (ii) to the Company, any documents or other materials posted to the “Akerna VDR” hosted by Intralinks, in each case as of 5:00 p.m., New York City time, at least two (2) Business Days prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time and all rules and regulations promulgated thereunder; and (m) all references to any Contract are to such Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); provided that this clause (m) shall not apply with respect to the Company Disclosure Schedules or the Acquirer Disclosure Schedules. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8 Schedules. All Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Acquirer Disclosure Schedules corresponding to any Section or subsection of Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the Acquirer Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the Acquirer Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 4 or Article 5 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The inclusion of any information in the Company Disclosure Schedules or the Acquirer Disclosure Schedules shall not be deemed to be an admission or acknowledgement, in and of itself, that such information has resulted in or would reasonably be expected to result in a Company Material Adverse Effect or an Acquirer Material Adverse Effect.

Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.11 and Section 6.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed manually or electronically in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 9.12 Knowledge of Company; Knowledge of Acquirer. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge following reasonable inquiry of the individuals set forth on Section 9.12 of the Company Disclosure Schedules. For all purposes of this Agreement, the phrase “to Acquirer’s knowledge” and “to the knowledge of Acquirer” and any derivations thereof shall mean as of the applicable date, the actual knowledge following reasonable inquiry of the individuals set forth on Section 9.12 of the Acquirer Disclosure Schedules. For the avoidance of doubt, none of the individuals set forth on Section 9.12 of the Company Disclosure Schedules or Section 9.12 of the Acquirer Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13 Extension; Waiver. The Company may (a) extend the time for the performance of any of the obligations or other acts of the Acquirer Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the Acquirer Parties set forth herein or (c) waive compliance by the Acquirer Parties with any of the agreements or conditions set forth herein. Acquirer may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.14 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.14.

Section 9.15 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Nevada (or, if the Chancery Court of the State of Nevada does not have jurisdiction, a federal court sitting in Nevada), for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 9.15 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Proceeding commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding.

Section 9.16 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.17 Side Letters and Exchange Agreements. From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Article 8, (a) Acquirer shall not terminate, waive, amend, supplement, release, assign or modify any provision of any Side Letter or Exchange Agreement without the prior written consent of the Company (which may be given or withheld in its sole discretion) and (b) the Company shall be entitled to require Acquirer to exercise its rights and remedies under the Side Letters and the Exchange Agreements, which shall include seeking any injunctive relief available, and to enforce the provisions of the Side Letters and the Exchange Agreements. All costs associated with any such exercise of rights and remedies or enforcement shall be borne by Acquirer.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Assure holdings corp.

By:	/s/ John Farlinger
	Name:	John Farlinger
	Title:	Chief Executive Officer

ASSURE ACQUISITION CORP.

By:	/s/ John Farlinger
	Name:	John Farlinger
	Title:	President

danam health, INc.

By:	/s/ Suren Ajjarapu
	Name:	Suren Ajjarapu
	Title:	Chairman

[Signature Page to Agreement and Plan of Merger]

SCHEDULE 1.1

ACQUIRER SUPPORTING STOCKHOLDERS

John Farlinger

Paul Webster

John Flood

Steven Summer

Christopher Rumana